As filed with the U.S. Securities and Exchange Commission on July 30, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Ault Alliance, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3679 (Primary Standard Industrial Classification Code Number)	94-1721931 (I.R.S. Employer Identification No.)

11411 Southern Highlands Parkway, Suite 240 Las Vegas, Nevada 89141 Telephone: (949) 444-5464
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Henry Nisser President and General Counsel Ault Alliance, Inc. 122 East 42nd Street, 50th Floor New York, NY 10168 Telephone: (646) 650-5044
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: Spencer G. Feldman, Esq. Kenneth A. Schlesinger, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 Tel: (212) 451-2300

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS
SUBJECT TO COMPLETION, DATED JULY 30, 2024

Ault Alliance, Inc.

1,500,000 Shares of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock

This prospectus relates to the offer and resale of up to 1,500,000 shares of Ault Alliance, Inc.’s (“we,” “us,” “our company” or the “Company”) 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, par value $0.001 per share (“Series D Preferred Stock” or the “Shares”), by Orion Equity Partners LLC (the “Selling Stockholder” or “Orion”). The shares included in this prospectus consist of (i) shares of our Series D Preferred Stock that we may, in our discretion, elect to issue and sell to the Selling Stockholder, from time to time after the date of this prospectus, pursuant to a Purchase Agreement we entered into with the Selling Stockholder on June 20, 2024 (the “Purchase Agreement”), in which the Selling Stockholder has committed to purchase from us, at our direction, up to an aggregate of $25 million of shares of Series D Preferred Stock (the “Commitment Amount”) and (ii) an aggregate of $500,000 of shares of our Series D Preferred Stock to be issued to the Selling Stockholder as consideration for its irrevocable commitment to purchase shares of our Series D Preferred Stock at our election in our sole discretion, from time to time after the date of this prospectus (the “Commitment Fee Shares”). See the section titled “Committed Equity Financing” for a description of the Purchase Agreement and the section titled “Selling Stockholder” for additional information regarding the Selling Stockholder.

We are not selling any shares of Series D Preferred Stock being offered by this prospectus and will not receive any of the proceeds from the sale of such shares by the Selling Stockholder. However, we may receive up to $25 million in aggregate gross proceeds from sales of our Series D Preferred Stock to the Selling Stockholder, in our sole and absolute discretion, that we elect to make, from time to time over the approximately 36-month period commencing on the date of the Purchase Agreement, provided that this registration statement, of which this prospectus forms a part, and any other registration statement the Company may file from time to time, covering the resale by the Selling Stockholder of the shares of our Series D Preferred Stock purchased from us by the Selling Stockholder pursuant to the Purchase Agreement is declared effective by the U.S. Securities and Exchange Commission (“SEC”) and remains effective, and the other conditions set forth in the Purchase Agreement are satisfied (the “Commencement Date”).

The Selling Stockholder may sell or otherwise dispose of the shares of our Series D Preferred Stock included in this prospectus in a number of different ways and at varying prices. See the section titled “Plan of Distribution (Conflict of Interest)” for more information about how the Selling Stockholder may sell or otherwise dispose of the Series D Preferred Stock being offered in this prospectus. The Selling Stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended (the “Securities Act”).

The Company’s Series D Preferred Stock trades on the NYSE American LLC (“NYSE American”) under the symbol “AULT PRD.” On July 29, 2024, the last reported sales price of the Company’s Series D Preferred Stock, as reported by NYSE American, was $27.70 per share.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and may elect to do so in future filings.

Investing in the Series D Preferred Stock is highly speculative and involves a high degree of risk. You should review carefully the risks and uncertainties described in the section titled “Risk Factors” beginning on page 15 of this prospectus, and under similar headings in any amendments or supplements to this prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Series D Preferred Stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-1 that we filed with the SEC. The Selling Stockholder may, from time to time, sell up to 1,500,000 shares of our Series D Preferred Stock, as described in this prospectus. We will not receive any proceeds from the sale by the Selling Stockholder of the securities described in this prospectus.

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the SEC. Neither we nor the Selling Stockholder have authorized anyone to provide you with additional information or information different from that contained in this prospectus, or any applicable prospectus supplement or any free writing prospectuses prepared by us or on our behalf and filed with the SEC. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The Selling Stockholder is offering to sell our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment, as the case may be, may add, update or change information contained in this prospectus with respect to such offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any shares of our Series D Preferred Stock, you should carefully read this prospectus and any prospectus supplement and/or post-effective amendment, as applicable, together with the additional information described under “Where You Can Find More Information.”

For investors outside of the United States: Neither we nor the Selling Stockholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This document includes trademarks, tradenames and service marks, certain of which belong to the Company and others that are the property of other organizations. Solely for convenience, trademarks, tradenames and service marks referred to in this document appear without the ®, TM and SM symbols, but the absence of those symbols is not intended to indicate, in any way, that the Company will not assert its rights or that the applicable owner will not assert its rights to these trademarks, tradenames and service marks to the fullest extent under applicable law. The Company does not intend its use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of the Company by, these other parties.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “we,” “us,” “our company” and similar terms refer to Ault Alliance, Inc. and its consolidated subsidiaries.

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MARKET AND INDUSTRY DATA

This prospectus contains estimates, projections, and other information concerning our industry and business, as well as data regarding market research, estimates, and forecasts prepared by our management. Information that is based on estimates, forecasts, projections, market research, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies, and similar data prepared by market research firms and other third parties, industry and general publications, government data, and similar sources. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from sources which we paid for, sponsored, or conducted, unless otherwise expressly stated or the context otherwise requires. While we have compiled, extracted, and reproduced industry data from these sources, we have not independently verified the data. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this document. See “Cautionary Note Regarding Forward-Looking Statements.”

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This registration statement, of which this prospectus forms a part, contains forward-looking statements. All statements other than statements of historical fact contained herein, including statements regarding our business plans or strategies, projected or anticipated benefits or other consequences of our plans or strategies are forward-looking statements. Words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that,” “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and may not be accurate indications of when such performance or results will actually be achieved. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to:

•	we will need to raise additional capital to fund our operations in furtherance of our business plan;

•	we have an evolving business model, which increases the complexity of our business;

•	our Bitcoin mining operations present a number of risks;

•	we are highly reliant on the price of Bitcoin and the level of demand for, and financial performance of, the crypto-currency industry;

•	our holding company model presents certain additional risks;

•	our growth strategy is subject to a significant degree of risk;

•	we are heavily dependent on our senior management, and a loss of a member of our senior management team could cause our stock price to suffer;

•	if we fail to anticipate and adequately respond to rapid technological changes in our industry, including evolving industry-wide standards, in a timely and cost-effective manner, our business, financial condition and results of operations would be materially and adversely affected;

•	we are subject to risks related to governmental regulation and enforcement with respect to Bitcoin mining, including:

o	regulatory changes or actions may restrict the use of bitcoins or the operation of the Bitcoin network in a manner that adversely affects an investment in our securities;

o	due to the unregulated nature and lack of transparency surrounding the operations of many bitcoin trading venues, they may experience fraud, security failures or operational problems, which may adversely affect the value of our bitcoin;

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o	if regulatory changes or interpretations require the regulation of bitcoins under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Act”) by the SEC, we may be required to register and comply with such regulations. To the extent we decide to continue operations, the required registrations and regulatory compliance steps may result in extraordinary, non-recurring expenses to us. We may also decide to cease certain operations. Any disruption of our operations in response to the changed regulatory circumstances may be at a time that is disadvantageous to investors. This would likely have a material adverse effect on us and investors may lose their investment; and

o	changing environmental regulation and public energy policy may expose our business to new risks;

•	we may be significantly impacted by developments and changes in laws and regulations, including increased regulation of the cryptocurrency industry through legislative action and revised rules and standards applied by The Financial Crimes Enforcement Network under the authority of the U.S. Bank Secrecy Act and the Investment Act;

•	if we do not continue to satisfy the NYSE American continued listing requirements, our securities could be delisted from NYSE American;

•	our Series D Preferred Stock price is volatile; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize or should any of the assumptions made by the management of the Company prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

Except to the extent required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus. Before you decide to invest in our Series D Preferred Stock, you should read the entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and related notes thereto included elsewhere in this prospectus.

Company Overview

Ault Alliance, Inc., a Delaware corporation, was incorporated in September 2017. Through our wholly and majority owned subsidiaries and strategic investments, we own and/or operate data centers at which we mine Bitcoin and offer colocation and hosting services for the emerging artificial intelligence (“AI”) ecosystems and other industries, and provide mission-critical products that support a diverse range of industries, including a metaverse platform, oil exploration, crane services, defense/aerospace, industrial, automotive, medical/biopharma and textiles. Our direct and indirect wholly owned subsidiaries include (i) Sentinum, Inc. (“Sentinum”), (ii) Alliance Cloud Services, LLC (“ACS”), (iii) BNI Montana, LLC (“BNI Montana”), (iv) Ault Capital Group, Inc. (“Ault Capital”), (v) Ault Lending, LLC (“Ault Lending”), (vii) Ault Global Real Estate Equities, Inc. (“AGREE”), (viii) Ault Disruptive Technologies Company, LLC (“ADTC”), which is the sponsor, Manager and the majority owner of Ault Disruptive Technologies Corporation (“Ault Disruptive”), (ix) Eco Pack Technologies, Inc. (“Eco Pack”), which has a controlling interest in Eco Pack Technologies Limited, (x) Ault Aviation, LLC (“Ault Aviation”) and (xi) Third Avenue Apartments, LLC (“Third Avenue”).

We also have a direct controlling interest in (i) Circle 8 Holdco LLC (“Circle 8 Holdco”), which wholly owns Circle 8 Crane Services, LLC (“Circle 8”), (ii) TurnOnGreen, Inc., formerly known as Imperalis Holding Corp. (“TurnOnGreen”), which wholly owns TOG Technologies, Inc. (“TOG Technologies”) and Digital Power Corporation (“Digital Power”), (iii) Gresham Worldwide, Inc., formerly known as Giga-tronics Incorporated (“GIGA”), which wholly owns Gresham Holdings, Inc., formerly Gresham Worldwide, Inc. (“GWW”), which in turn wholly owns Gresham Power Electronics Ltd. (“Gresham Power”), Enertec Systems 2001 Ltd. (“Enertec”), Relec Electronics Ltd. (“Relec”) and has a controlling interest in Microphase Corporation (“Microphase”), (iv) Avalanche International Corp. (“Avalanche” or “AVLP”), which does business as MTIX International (“MTIX”), and (v) RiskOn International, Inc., formerly known as BitNile Metaverse, Inc. (“ROI”), which wholly owns BitNile.com, Inc. (“BNC”), RiskOn360, Inc., formerly known as Ault Iconic, Inc. (“RiskOn360”), RiskOn Learning, Inc. and GuyCare, Inc. (“GuyCare”).

We were founded by Milton C. (Todd) Ault, III, our Executive Chairman, and are led by Mr. Ault, William B. Horne, our Chief Executive Officer and Vice Chairman, and Henry Nisser, our President and General Counsel. Together, they constitute the Executive Committee, which manages the day-to-day operations of the holding company. The Company’s long-term objective is to maximize per share intrinsic value. All major investment and capital allocation decisions are made for us by Mr. Ault and the Executive Committee.

We have the following reportable segments:

•	Technology and Finance (“Fintech”) – commercial lending, activist investing, and stock trading through Ault Lending;

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•	Sentinum: digital assets mining operations and colocation and hosting services for the emerging artificial intelligence ecosystems and other industries through Sentinum;

•	Ault Global Real Estate Equities, Inc. (“AGREE”): hotel operations and other commercial real estate holdings;

•	Circle 8: crane rental and lifting solutions provider for oilfield, construction, commercial and infrastructure markets;

•	ROI: operates a software-as-a-service platform called askROI.com, which is a unique, generative AI-driven platform engineered to provide pertinent and unique data insights through integration with business specific data that pushes beyond the conventional uses of existing large language models. ROI also owns 100% of BNC, which operates a metaverse platform and 100% of GuyCare, which develops products designed to improve men’s health;

•	GIGA: defense solutions with operations conducted by GWW’s subsidiaries Microphase, Enertec, Gresham Power and Relec;

•	TurnOnGreen: commercial electronics solutions with operations conducted by Digital Power, and electric vehicle (“EV”) charging solutions through TOG Technologies; and

•	Ault Disruptive: a special purpose acquisition company.

We operate as a holding company with operations conducted primarily through our subsidiaries, which are described below.

Recent Events and Developments

On December 14, 2023, we, along with our wholly owned subsidiaries Sentinum, Third Avenue, ACS, BNI Montana, Ault Lending, Ault Aviation and AGREE (collectively with our company, Sentinum, Third Avenue, ACS, BNI Montana, Ault Lending and Ault Aviation, the “Guarantors”) entered into a Loan and Guaranty Agreement (the “2023 Loan Agreement”) with institutional lenders, pursuant to which Ault & Company, Inc. (“Ault & Company”), a related party, borrowed $36 million and issued secured promissory notes to the lenders in the aggregate amount of $38.9 million (collectively, the “Secured Notes”; and the transaction, the “Loan”). The 2023 Loan Agreement was amended as of April 15, 2024.

Pursuant to the 2023 Loan Agreement, the Guarantors, as well as Milton C. Ault, III, our Executive Chairman and the Chief Executive Officer of Ault & Company, agreed to act as guarantors for repayment of the Secured Notes. In addition, certain Guarantors entered into various agreements as collateral in support of the guarantee of the Secured Notes, including (i) a security agreement by Sentinum, pursuant to which Sentinum granted to the Lenders a security interest in (a) 19,226 Antminers (the “Miners”), (b) all of the digital currency mined or otherwise generated from the Miners and (c) the membership interests of ACS, (ii) a security agreement by the Company, Ault Lending, BNI Montana and AGREE, pursuant to which those entities granted to the lenders a security interest in substantially all of their assets, as well as a pledge of equity interests in Ault Aviation, AGREE, Sentinum, Third Avenue, Ault Energy, LLC, our wholly owned subsidiary (“Ault Energy”), ADTC, Eco Pack, and Circle 8 Holdco, (iii) a mortgage and security agreement by Third Avenue on the real estate property owned by Third Avenue in St. Petersburg, Florida (the “Florida Property”), (iv) a future advance mortgage by ACS on the real estate property owned by ACS in Dowagiac, Michigan (the “Michigan Property”), (v) an aircraft mortgage and security agreement by Ault Aviation on a private aircraft owned by Ault Aviation (the “Aircraft”), and (vi) deposit account control agreements over certain bank accounts held by certain of our subsidiaries.

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In addition, pursuant to the 2023 Loan Agreement, we agreed to establish a segregated deposit account (the “Segregated Account”), which would be used as a further guarantee of repayment of the Secured Notes. $3.5 million of cash was paid into the Segregated Account on the closing date. We are required to have the minimum balance in the Segregated Account be not less than $7 million, $15 million, $20 million and $27.5 million on the five-month, nine-month, one-year and two-year anniversaries of the closing date, respectively. In addition, starting on March 31, 2024, we were required to deposit $0.3 million monthly into the Segregated Account, which increases to $0.4 million monthly starting March 31, 2025. Further, we agreed to deposit into the Segregated Account, (i) up to the first $7 million of net proceeds, if any, from the sale of the Hilton Garden Inn in Madison West, the Residence Inn in Madison West, the Courtyard in Madison West, and the Hilton Garden Inn in Rockford; (ii) 50% of cash dividends (on a per dividend basis) received from Circle 8 on or after June 30, 2024; (iii) 30% of the net proceeds from any bond offerings we conduct, which shall not exceed $9 million in the aggregate; and (iv) 25% of the net proceeds from cash flows, collections and revenues from loans or other investments made by Ault Lending (including but not limited to sales of loans or investments, dividends, interest payments and amortization payments), which shall not exceed $5 million in the aggregate. In addition, if we decide to sell certain assets, we further agreed to deposit funds into the Segregated Account from the sale of those assets, including, (i) $15 million from the sale of the Florida Property, (ii) $11 million from the sale of the Aircraft, (iii) $17 million from the sale of the Michigan Property, (iv) $350 per Miner, subject to a de minimis threshold of $1 million, and (v) $10 million from the sale of Circle 8.

On May 15, 2024, the 2023 Loan Agreement was amended to extend the date by which we were required to have a specified minimum balance in the Segregated Account from May 15, 2024 to July 22, 2024 and the specified minimum balance to be in the account as of such date was increased from $7 million to $7.4 million. On July 25, 2024, the 2023 Loan Agreement was further amended to extend the date by which we were required to have a specified minimum balance in the Segregated Account from July 22, 2024 to July 31, 2024.

On January 12, 2024, pursuant to the approval provided by our stockholders at the annual meeting of stockholders, we filed an Amendment to our Certificate of Incorporation with the State of Delaware to effectuate a reverse stock split of our common stock affecting both the authorized and issued and outstanding number of such shares by a ratio of one-for-twenty-five. The reverse stock split became effective on January 16, 2024. All share amounts in this registration statement have been updated to reflect the reverse stock split.

On January 31, 2024, Ault Lending entered into a securities purchase agreement (the “January 2024 SPA”) with Alzamend Neuro, Inc. (“Alzamend”), pursuant to which Alzamend agreed to sell, in one or more closings, to Ault Lending up to 6,000 shares of Series B convertible preferred stock (the “ALZN Series B Preferred”) and warrants to purchase up to 6.0 million shares of Alzamend common stock (the “ALZN Series B Warrants”) for a total purchase price of up to $6.0 million. On January 31, 2024, Ault Lending purchased 1,220 shares of ALZN Series B Preferred and warrants to purchase 122,000 shares for a total purchase price of $1.22 million. The purchase price was paid by the cancellation of $1.22 million of cash advances made by Ault Lending to Alzamend between November 9, 2023 and January 31, 2023. Each share of ALZN Series B Preferred has a stated value of $1.00 per share and is convertible into a number of shares of Alzamend’s common stock determined by dividing the stated value by $10.00, subject to adjustment in the event of an issuance of Alzamend common stock at a price per share lower than the conversion price, as well as upon customary stock splits, stock dividends, combinations or similar events. The ALZN Series B Warrants are exercisable on the first business day after the six-month anniversary of issuance and have a five-year term, expiring on the fifth anniversary of the initial exercise date. The exercise price of the ALZN Series B Warrants is $12.00, subject to adjustment in the event of an issuance of Alzamend common stock at a price per share lower than the conversion price, as well as upon customary stock splits, stock dividends, combinations or similar events.

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On each of March 7, 2024, March 8, 2024, March 18, 2024, March 19, 2024 and April 17, 2024 pursuant to the securities purchase agreement we entered into with Ault & Company, dated as of November 6, 2023 (the “November 2023 SPA”), we sold to Ault & Company 500 shares of Series C Convertible Preferred Stock and warrants to purchase 147,820 shares of common stock to the Purchaser, for a purchase price of $500,000.  As of the date of this prospectus, Ault & Company has purchased an aggregate of 44,000 shares of Series C Convertible Preferred Stock and warrants to purchase an aggregate of 13,008,131 shares of common stock, for an aggregate purchase price of $44.0 million.

On March 11, 2024, we entered into a note purchase agreement with two institutional investors (the “Buyers”) pursuant to which the Buyers purchased from the Company, on March 12, 2024 in a registered direct offering to the Buyers an aggregate of $2,000,000 principal face amount convertible promissory notes (the “Notes”). The Notes were sold to the Buyers for an aggregate purchase price of $1,800,000, which reflects an original issue discount of $200,000. The Notes accrue interest at the rate of 6% per annum, unless an event of default (as defined in the Notes) occurs, at which time the Notes would accrue interest at 12% per annum. The Notes were subsequently converted in full into shares of common stock at a conversion price of $0.35 per share.

On March 26, 2024, pursuant to the January 2024 SPA, Ault Lending purchased 780 shares of ALZN Series B Preferred Stock and ALZN Series B Warrants to purchase 78,000 shares of Alzamend common, for a purchase price of $780,000.  As of the date of this prospectus, Ault Lending has purchased an aggregate of 2,000 shares of ALZN Series B Preferred and ALZN Series B Warrants to purchase an aggregate of 200,000 shares of Alzamend common stock, for an aggregate purchase price of $2.0 million.

On March 25, 2024 we entered into an amendment to the (i) November 2023 SPA, (ii) the related Certificate of Designation of Preferences, Rights and Limitations of the Series C Preferred Convertible Stock and (iii) the number of Series C Warrants, to provide for (A) an increase in the dollar amount of the Series C Convertible Preferred Stock that Ault & Company may purchase from us from $50,000,000.00 to $75,000,000.00 and (B) extended the date of on which the final closing may occur to June 30, 2024, subject to Ault & Company’s ability to further extended such date for ninety days.

Effective April 29, 2024, we issued to an accredited investor a term note with a principal face amount of $1,705,000. The note bears interest at the rate of 15% per annum and the note was issued with an original issuance discount. The maturity date of the note was May 17, 2024. The note contained a standard and customary event of default for failure to make payments when due under the note. The purchase price for the note was $1,550,000. The term note was amended on May 16, 2024 to extend the maturity date to June 15, 2024 and further amended on June 18, 2024 to extend the maturity date to July 31, 2024.

On June 4, 2024, we entered into a Loan Agreement (the “2024 Credit Agreement”) with OREE Lending Company, LLC and Helios Funds LLC, as lenders. The 2024 Credit Agreement provides for an unsecured, non-revolving credit facility in an aggregate principal amount of up to $20,000,000, provided, however, that at no point will we be allowed to have outstanding loans under the 2024 Credit Agreement in a principal amount received of more than $2,000,000. The lenders made a loan to the Company of $1,500,000 on June 4, 2024. The loans under the 2024 Credit Agreement are due December 4, 2024, provided, however, that if on such date, we have executed an equity line of credit agreement relating to the sale of shares of the Series D Preferred Stock, which was executed on June 20, 2024, have an effective registration statement relating thereto and are not currently in default under such agreement, then the maturity date shall be automatically extended until June 4, 2025. The lenders are not obligated to make any further loans under the 2024 Credit Agreement after the maturity date described above. Loans under the 2024 Credit Agreement will be evidenced by promissory notes (the “Promissory Notes”) and will include the addition of an original issuance discount of 20% to the amount of each loan and all loans will bear interest at the rate of 15.0% per annum and may be repaid at any time without penalty or premium.

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On June 23, 2024, our subsidiaries, Ault Disruptive and GIGA, entered into to an Agreement and Plan of Merger with ADRT Merger Sub, Inc., a direct and wholly owned subsidiary of Ault Disruptive, whereby ADRT Merger Sub, Inc. will merge with and into GIGA, with GIGA being the surviving corporation and thereby becoming a wholly owned subsidiary of Ault Disruptive. Upon the closing of the merger, it is expected that Ault Disruptive will be renamed Gresham Worldwide, Inc., and thereafter remain listed on the NYSE American under a new ticker symbol, “GWWI.”

On July 18, 2024, we entered into a note purchase agreement with an institutional investor pursuant to which the institutional investor agreed to acquire, and we agreed to issue and sell in a registered direct offering to the institutional investor, a $5,390,000 10% OID Convertible Promissory Note (the “OID Note”). The OID Note was sold to the institutional investor for a purchase price of $4,900,000, an original issue discount of $490,000. The OID Note will accrue interest at the rate of 15% per annum, unless an event of default occurs, at which time the OID Note would accrue interest at 18% per annum. The OID Note will mature on October 19, 2024. In addition, the OID Note is convertible at any time after NYSE American approval of a Supplemental Listing Application into shares of our common stock at a conversion price of $0.22 per share (the “OID Conversion Price”), subject to adjustment. However, we may not issue shares of common stock upon conversion of the OID Note to the extent such issuance would result in an aggregate number of shares of common stock exceeding 19.99% of the total shares of common stock issued and outstanding as of July 18, 2024, in accordance with the rules and regulations of the New York Stock Exchange (the “NYSE Limit”) unless we first obtain stockholder approval (“Stockholder Approval”).

If, on September 2, 2024 (the “Adjustment Date”), the closing bid price of our common stock is lower than the OID Conversion Price, then the OID Conversion Price will be reduced to 85% of the closing bid price of the common stock on September 2, 2024. However, if after July 19, 2024, and prior to the date on which Stockholder Approval is obtained, the holder of the OID Note has converted a portion of the outstanding amount under the OID Note into shares of our common stock in an aggregate amount equal to the NYSE Limit, then the Adjustment Date will be extended by such number of days between such date and the date on which we obtain Stockholder Approval.

Our Corporate Structure

On January 3, 2023, we changed our name from BitNile Holdings, Inc. to Ault Alliance, Inc. (the “Name Change”). The Name Change was effected through a parent/subsidiary short form merger pursuant to an Agreement and Plan of Merger dated December 20, 2022. Neither the merger nor the Name Change affected the rights of our security holders. Our common stock is traded on the NYSE American under the symbol “AULT.” Existing stock certificates that reflect a prior corporate name continue to be valid. Certificates reflecting the new corporate name are issued as old stock certificates are tendered for exchange or transfer to our transfer agent.

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In March 2024, we reorganized our corporate structure pursuant to a series of transactions by and among the Company and its directly and indirectly owned subsidiaries as well as third parties. The purpose of the reorganization was to simplify our organizational and reporting structure to more accurately reflect our business operations. As a result of the foregoing transactions, our corporate structure is currently as follows:

Committed Equity Financing

On June 20, 2024, we entered into the Purchase Agreement with the Selling Stockholder. The Purchase Agreement provides that, upon the terms and subject to the conditions and limitations set forth therein, we have the right to direct the Selling Stockholder to purchase up to an aggregate of $25 million of shares of our Series D Preferred Stock over the 36-month term of the Purchase Agreement. Under the Purchase Agreement, after the satisfaction of certain commencement conditions, including, without limitation, the effectiveness of a registration statement, we have the right to submit to the Selling Stockholder an advance notice (each, an “Advance Notice”) directing the Selling Stockholder to purchase any amount up to the Maximum Advance Amount (as described below).

The Maximum Advance Amount means an amount equal to 40% of the average of the Daily Value Traded (as defined below) of our Series D Preferred Stock during the ten trading days immediately preceding an Advance Notice, provided that we must send the Advance Notice to the Selling Stockholder by 8:30 a.m., Eastern time, unless otherwise agreed to in writing by us and the Selling Stockholder. For these purposes, “Daily Value Traded” is the product obtained by multiplying the daily trading volume of our Series D Preferred Stock on NYSE American during regular trading hours, as reported by Bloomberg L.P., by the VWAP (as defined in the Purchase Agreement) for that trading day.

The number of shares that we can issue to the Selling Stockholder from time to time under the Purchase Agreement is subject to the Ownership Limitation (as defined below in the prospectus). We control the timing and number of sales of our Series D Preferred Stock to the Selling Stockholder. The Selling Stockholder has no right to require any sales by us, and is obligated to make purchases from us as directed solely by us in accordance with the Purchase Agreement. The Selling Stockholder has agreed that neither it nor any of its agents, representatives and affiliates will engage in any direct or indirect short-selling or hedging our Series D Preferred Stock during any time prior to the termination of the Purchase Agreement.

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Pursuant to the Purchase Agreement, we agreed to prepare and file with the SEC a registration statement for the resale by the Selling Stockholder of Registrable Securities (as defined in the Purchase Agreement) within 30 calendar days from the date of the Purchase Agreement.

In consideration for the Selling Stockholder’s execution of the Purchase Agreement, we are required to issue to the Selling Stockholder, as a commitment fee, the Commitment Fee Shares, which constitute the number of shares of Series D Preferred Stock having an aggregate dollar value equal to $500,000. Within one business day of the effectiveness of this registration statement, we will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of Series D Preferred Stock having an aggregate dollar value equal to $100,000 based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the five trading days immediately preceding the effectiveness of this registration statement (the “Initial Issuance”). We will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of Series D Preferred Stock having an aggregate dollar value equal to $400,000 based on the Series D Preferred Stock price as follows: (i) $100,000 worth of the Commitment Fee Shares on the two month anniversary of the Initial Issuance based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the seven trading days immediately preceding the two month anniversary, (ii) $100,000 worth of the Commitment Fee Shares on the four month anniversary of the Initial Issuance based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the seven trading days immediately preceding the four month anniversary, (iii) $100,000 worth of the Commitment Fee Shares on the six month anniversary of the Initial Issuance based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the seven trading days immediately preceding the six month anniversary, and (iv) $100,000 worth of the Commitment Fee Shares on the eight month anniversary of the Initial Issuance based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the seven trading days immediately preceding the eight month anniversary.

The Purchase Agreement may be terminated by us at any time after commencement, at our discretion; provided that upon early termination we are required to issue the outstanding Commitment Fee Shares to the Selling Stockholder. The Purchase Agreement will automatically terminate on the date that we sell, and the Selling Stockholder purchases, the full $25 million amount under the agreement or, if the full amount has not been purchased, on the expiration of the 36-month term of the Purchase Agreement.

Corporate Information

We are a Delaware corporation, initially formed in California in 1969 and reincorporated in Delaware in 2017. We are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141. Our phone number is (949) 444-5464 and our website address is www.ault.com. We make our periodic and current reports that are filed with the SEC available, free of charge, on our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus.

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THE OFFERING

Issuer	Ault Alliance, Inc.

Shares of our Series D Preferred Stock offered by the Selling Stockholder	Up to 1,500,000 shares of our Series D Preferred Stock, consisting of (i) an indeterminable number of shares of our Series D Preferred Stock that may be issued as Commitment Fee Shares to the Selling Stockholder, pursuant to the terms of the Purchase Agreement, if any, and (ii) an indeterminable number of shares of our Series D Preferred Stock we may elect, in our sole discretion, to issue and sell to the Selling Stockholder under the Purchase Agreement from time to time after the Commencement Date, if any.

Shares of our Series D Preferred Stock outstanding as of July 29, 2024	323,835 shares of Series D Preferred Stock

Shares of our Series D Preferred Stock outstanding after giving effect to the issuance of the shares registered hereunder	1,823,835 shares of Series D Preferred Stock

Dividends

Holders of the Series D Preferred Stock are entitled to receive cumulative cash dividends at a rate of 13.00% per annum of the $25.00 per share liquidation preference (equivalent to $3.25 per annum per share or $0.2708333 per month per share).

Dividends are payable monthly within eight business days of the last day of each month, commencing on June 30, 2022 when, as and if declared by our board of directors (each, a “dividend payment date”). Dividends are payable to holders of record as they appear in our stock records for the Series D Preferred Stock at the close of business on the corresponding record date, which is the last day of the month, whether or not a business day, in which the applicable dividend payment date falls (each, a “dividend record date”). As a result, holders of shares of Series D Preferred Stock are not entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date. In the event we do not pay dividends on the Series D Preferred Stock for 18 or more monthly dividend periods (whether or not consecutive), the holders of Series D Preferred Stock will have certain voting rights. See the sections entitled “Description of the Series D Preferred Stock—Series D Preferred Stock—Dividends” and “—Voting Rights.”

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As of July 29, 2024, we have timely made every monthly dividend payment since the first dividend record date of June 30, 2022, in which we have paid an aggregate of $1,971,212 in dividends to the holders of Series D Preferred Stock. For further information, see the section entitled “Description of the Series D Preferred Stock—Series D Preferred Stock—Dividends. ”

No Maturity, Sinking Fund or Mandatory Redemption	The Series D Preferred Stock is perpetual and has no stated maturity date and will not be subject to any sinking fund or mandatory redemption. Shares of the Series D Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series D Preferred Stock.

Optional Redemption	Prior to June 3, 2025, the date that is three years following the initial issuance of the Series D Preferred Stock, we may, at our option, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price equal to $25.50 per share of Series D Preferred Stock, plus any accumulated and unpaid dividends (whether or not declared) on the Series D Preferred Stock up to, but not including, the date of such redemption, upon written notice, as described in the section entitled “Description of the Series D Preferred Stock—Series D Preferred Stock—Redemption—Redemption Procedures.” On and after June 3, 2025, the redemption price decreases to $25.00 per share. See the section entitled “Description of the Series D Preferred Stock—Series D Preferred Stock—Redemption—Optional Redemption.”

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends (whether or not declared) to, but not including, the redemption date.

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A “Change of Control” is deemed to occur when the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Ault & Company, which is a majority stockholder of our Company and affiliates of Milton C. (Todd) Ault III, our Executive Chairman, and any “person” or “group” under Section 13(d)(3) of the Exchange Act that is an affiliate of Ault & Company or any trust, partnership, corporate or other entity affiliated with any of the foregoing), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

Liquidation Preference	If we liquidate, dissolve or wind up, holders of the Series D Preferred Stock will have the right to receive $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date of payment, before any payment is made to the holders of our common stock or any capital stock ranking junior to the Series D Preferred Stock. See the section entitled “Description of the Series D Preferred Stock—Series D Preferred Stock—Liquidation Preference.”

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Ranking	The Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, (1) senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (2) and (3); (2) in parity with all equity securities issued by us with terms specifically providing that those equity securities rank in parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, including our Series A Preferred Stock and Series C Preferred Stock; (3) junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and (4) effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries. See the section entitled “Description of the Series D Preferred Stock—Series D Preferred Stock—Ranking.”

Limited Voting Rights

Holders of Series D Preferred Stock will generally have no voting rights. However, if we do not pay dividends on the Series D Preferred Stock for 18 or more monthly dividend periods (whether or not consecutive), the holders of the Series D Preferred Stock (voting separately as a class with the holders of all other classes or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election referred to below) will be entitled to vote for the election of two additional directors to serve on our board of directors until we pay, or declare and set aside funds for the payment of, all dividends that we owe on the Series D Preferred Stock, subject to certain limitations described in the section entitled “Description of the Series D Preferred Stock—Series D Preferred Stock—Voting Rights.” In addition, the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock is required at any time for us to authorize or issue any class or series of our capital stock ranking senior to the Series D Preferred Stock with respect to the payment of dividends or the distribution of assets on liquidation, dissolution or winding up, to amend any provision of our certificate of incorporation so as to materially and adversely affect any rights of the Series D Preferred Stock. If any such amendments to our certificate of incorporation would be material and adverse to holders of the Series D Preferred Stock and any other series of parity preferred stock upon which similar voting rights have been conferred and are exercisable, a vote of at least two-thirds of the outstanding shares of Series D Preferred Stock and the shares of the other applicable series materially and adversely affected, voting together as a class, would be required. See the section entitled “Description of the Series D Preferred Stock—Series D Preferred Stock—Voting Rights.”

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Further, unless we have received the approval of two thirds of the votes entitled to be cast by the holders of Series D Preferred Stock, we will not effect any consummation of a binding share exchange or reclassification of the Series D Preferred Stock or a merger or consolidation with another entity, unless (a) the shares of Series D Preferred Stock remain outstanding or, in the case of a merger or consolidation with respect to which we are not the surviving entity, the shares of Series D Preferred Stock are converted into or exchanged for preference securities, or (b) such shares remain outstanding or such preference securities are not materially less favorable than the Series D Preferred Stock immediately prior to such consummation. See the section entitled “Description of the Series D Preferred Stock—Series D Preferred Stock—Voting Rights.”

Information Rights	During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, and any shares of Series D Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series D Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would not have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series D Preferred Stock, subject to certain exceptions described in this prospectus. We will use our best efforts to mail (or otherwise provide) the information to the holders of the Series D Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, as if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports as if we were a “non-accelerated filer” within the meaning of the Exchange Act.

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Use of proceeds	We will not receive any proceeds from the resale of our shares of Series D Preferred Stock included in this prospectus by the Selling Stockholder. However, we may receive up to $25 million in aggregate gross proceeds under the Purchase Agreement from sales of our shares of Series D Preferred Stock that we may elect to make to the Selling Stockholder pursuant to the Purchase Agreement, if any, from time to time in our sole discretion, from and after the Commencement Date. Any such proceeds will be used solely for repayment of debt under the 2024 Credit Agreement for so long as any Promissory Notes under the 2024 Credit Agreement remain outstanding; thereafter, for working capital purposes. The precise amount and timing of the application of such proceeds will depend upon our liquidity needs and the availability and cost of other capital over which we have little or no control. As of the date hereof, we cannot specify with certainty the particular uses for the net proceeds. For more information see the section herein titled “Use of Proceeds.”

Liquidity	This offering involves the potential sale of up to the $25 million Commitment Amount. Once this registration statement is effective and during such time as it remains effective, the Selling Stockholder will be permitted to sell the shares, if any. The resale, or expected or potential resale, of a substantial number of shares of our Series D Preferred Stock in the public market could adversely affect the market price for our Series D Preferred Stock and make it more difficult for our stockholders to sell their shares of our Series D Preferred Stock at times and prices that they feel are appropriate.

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Risk Factors	See the section herein titled “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

NYSE American trading symbol	“AULT PRD”

Conflict of Interest	An affiliate of Orion (an entity under common control with Orion) is a Financial Industry Regulatory Authority, Inc. (“FINRA”) member which will act as an executing broker for the sale of the Shares sold by Orion pursuant to the Purchase Agreement. Because Orion will receive all the net proceeds from sales of the shares made to the public, Orion is deemed to have a “conflict of interest” within the meaning of Rule 5121 of FINRA. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. In accordance with Rule 5121, the Company and Orion have engaged Ascendiant Capital Markets, LLC, and it has agreed to serve as a Qualified Independent Underwriter for future purchases made under the Purchase Agreement, where required. In exchange for its services as a Qualified Independent Underwriter, Ascendiant Capital Markets, LLC shall receive a cash fee equal to 11.12% of the discount received by Orion for each such purchase. See “Plan of Distribution (Conflict of Interest)”.

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RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the following risk factors, as well as those set forth in our most recent Annual Report on Form 10-K filed with the SEC and subsequent Quarterly Reports on Form 10-Q which are incorporated by reference into this prospectus, as well as the other information set forth in this prospectus and the documents incorporated by reference herein, before deciding whether to invest in our securities. Additional risks and uncertainties that we are unaware of may become important factors that affect us. If any of these risks actually occurs, our business, financial condition and operating results may suffer, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Offering

It is not possible to predict the actual number of shares of Series D Preferred Stock we will sell under the Purchase Agreement to the Selling Stockholder, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the Purchase Agreement with the Selling Stockholder.

On June 20, 2024, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to the $25 million Commitment Amount of our Series D Preferred Stock, subject to certain limitations and conditions set forth in the Purchase Agreement. The shares of our Series D Preferred Stock that may be issued under the Purchase Agreement may be sold by us to the Selling Stockholder at our discretion from time to time beginning on the Commencement Date and during the term of the Purchase Agreement.

We generally have the right to control the timing and amount of any sales of shares of our Series D Preferred Stock to the Selling Stockholder under the Purchase Agreement. Sales of our Series D Preferred Stock, if any, to the Selling Stockholder under the Purchase Agreement will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of the shares of our Series D Preferred Stock that may be available for us to sell to the Selling Stockholder pursuant to the Purchase Agreement. Depending on market liquidity at the time, resales of those shares by the Selling Stockholder may cause the public trading price of our Series D Preferred Stock to decrease.

Because the purchase price per share to be paid by the Selling Stockholder for the shares of our Series D Preferred Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Series D Preferred Stock during the applicable pricing period when an Advance Notice is delivered for each sale made pursuant to the Purchase Agreement, if any, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of our Series D Preferred Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the purchase price per share that the Selling Stockholder will pay for shares purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases by the Selling Stockholder under the Purchase Agreement, if any.

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Moreover, although the Purchase Agreement provides that we may, in our discretion, from time to time beginning on the Commencement Date and during the term of the Purchase Agreement, direct the Selling Stockholder to purchase shares of Series D Preferred Stock from us in one or more purchases under the Purchase Agreement, up to the Commitment Amount, if any, only 1,500,000 shares of our Series D Preferred Stock are being registered for resale under this registration statement, of which this prospectus forms a part. Additionally, because the price per share at which the Commitment Fee Shares is based will fluctuate based on market prices of our Series D Preferred Stock during the applicable time periods during which the closing price for such issuable shares is calculated, it is not possible for us to predict the number of Commitment Fee Shares or the number of Commitment Fee Shares issuable to the Selling Stockholder pursuant to the Purchase Agreement. Accordingly, the number of shares of our Series D Preferred Stock we may elect, in our sole discretion, to issue and sell to the Selling Stockholder, from time to time from and after the Commencement Date under the Purchase Agreement cannot be determined at this time. Even assuming the 1,500,000 shares of Series D Preferred Stock offered for resale by the Selling Stockholder under this prospectus were sold by us to the Selling Stockholder for a per share price of $12.34 (which represents the lowest reported sales price of our Series D Preferred Stock during the 12 months immediately prior to the date of this prospectus, as reported by NYSE American), less a 9% discount (the same fixed percentage discount that will be used to calculate the applicable per share purchase price for shares of Series D Preferred Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement), we would only receive aggregate gross proceeds of approximately $16,844,100, which is less than the $25 million Commitment Amount available to us under the Purchase Agreement. Therefore, because the market prices of our Series D Preferred Stock may fluctuate from time to time after the date of this prospectus and, as a result, the actual purchase prices to be paid by the Selling Stockholder for shares of our Series D Preferred Stock that we direct it to purchase under the Purchase Agreement, if any, also may fluctuate because they will be based on such fluctuating market prices of our Series D Preferred Stock, it is possible that we may need to issue and sell more than the number of shares being registered for resale under this prospectus to the Selling Stockholder under the Purchase Agreement in order to receive aggregate gross proceeds equal to the Selling Stockholder’s $25 million Commitment Amount under the Purchase Agreement.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares of our Series D Preferred Stock than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $25 million from sales of our Series D Preferred Stock to the Selling Stockholder under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares of our Series D Preferred Stock we wish to sell to the Selling Stockholder from time to time under the Purchase Agreement, and the SEC must declare such additional registration statements effective before we may elect to sell any additional shares of our Series D Preferred Stock to the Selling Stockholder under the Purchase Agreement. The number of shares of our Series D Preferred Stock ultimately offered for resale by the Selling Stockholder is dependent upon the number of shares of our Series D Preferred Stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement.

Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The sale and issuance of our Series D Preferred Stock to the Selling Stockholder will cause dilution to our existing stockholders of Series D Preferred Stock, and the sale of the shares of our Series D Preferred Stock acquired by the Selling Stockholder, or the perception that such sales may occur, could cause the price of our Series D Preferred Stock to fall.

The purchase price for the shares that we may sell to the Selling Stockholder under the Purchase Agreement will fluctuate based on the price of the shares of our Series D Preferred Stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our Series D Preferred Stock to fall.

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If and when we do sell shares to the Selling Stockholder, after the Selling Stockholder has acquired the shares, the Selling Stockholder may resell all, some, or none of those shares at any time or from time to time in its discretion. Therefore, sales to the Selling Stockholder by us could result in substantial dilution to the interests of other holders of our Series D Preferred Stock. Additionally, the sale of a substantial number of shares of our Series D Preferred Stock to the Selling Stockholder, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

Investors who buy shares at different times will likely pay different prices.

Pursuant to the Purchase Agreement and subject to market demand, we will have discretion to vary the timing, prices, and numbers of shares sold to the Selling Stockholder. If and when we do elect to sell shares of our Series D Preferred Stock to the Selling Stockholder pursuant to the Purchase Agreement, after the Selling Stockholder has acquired such shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion and at different prices. As a result, investors who purchase shares from the Selling Stockholder in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from the Selling Stockholder in this offering as a result of future sales made by us to the Selling Stockholder at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

The Selling Stockholder will pay less than the then-prevailing market price for our Series D Preferred Stock, which could cause the price of our Series D Preferred Stock to decline.

The purchase price of our Series D Preferred Stock to be sold to the Selling Stockholder under the Purchase Agreement is derived from the market price of our Series D Preferred Stock on the NYSE American. Shares to be sold to the Selling Stockholder pursuant to the Purchase Agreement will be purchased at a discounted price. We may effect sales at a price equal to 91% of the arithmetic seven-day average of the closing prices of the Series D Preferred Stock during the seven (7) consecutive trading days ending on the trading day immediately preceding such Advance Notice Date (as defined in the Purchase Agreement) (see “Committed Equity Financing—Purchase of Shares under the Purchase Agreement”). As a result of this pricing structure, the Selling Stockholder may sell the shares it receives immediately after receipt of the shares, which could cause the price of our Series D Preferred Stock to decrease.

Our management team may have broad discretion over the use of the net proceeds from our sale of shares of Series D Preferred Stock to the Selling Stockholder, if any, and you may not agree with how we use the proceeds and the proceeds may not be invested successfully.

Any proceeds from the sale of our shares of Series D Preferred Stock to the Selling Stockholder must be used solely for repayment of debt under the 2024 Credit Agreement for so long as any Promissory Notes under the 2024 Credit Agreement remain outstanding, however, if no Promissory Note is currently outstanding, we may use any remaining proceeds for working capital purposes. Our management team would then have broad discretion as to the use of the net proceeds from the sale of our shares of Series D Preferred Stock to the Selling Stockholder, if any, and we could use such proceeds for purposes other than those contemplated at the time of commencement of this offering. Accordingly, you will be relying on the judgment of our management team with regard to the use of those net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that, pending their use, we may invest those net proceeds in a way that does not yield a favorable, or any, return for us. The failure of our management team to use such funds effectively could have a material adverse effect on our business, financial condition, operating results and cash flows.

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Risks Related to the Series D Preferred Stock

The Series D Preferred Stock ranks junior to all of our indebtedness and other liabilities.

In the event of our bankruptcy, liquidation, dissolution or winding-up of our affairs, our assets will be available to pay obligations on the Series D Preferred Stock only after all of our indebtedness and other liabilities have been paid. The rights of holders of the Series D Preferred Stock to participate in the distribution of our assets will rank junior to the prior claims of our current and future creditors, the holders of our existing series of preferred stock and any future series or class of preferred stock we may issue that ranks senior to the Series D Preferred Stock. Also, the Series D Preferred Stock effectively ranks junior to all existing and future indebtedness and to the indebtedness and other liabilities of our existing subsidiaries and any future subsidiaries. Our existing subsidiaries are, and future subsidiaries would be, separate legal entities and have no legal obligation to pay any amounts to us in respect of dividends due on the Series D Preferred Stock. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient assets to pay amounts due on any or all of the Series D Preferred Stock then outstanding. We have incurred and may in the future incur substantial amounts of debt and other obligations that will rank senior to the Series D Preferred Stock. At March 31, 2024, our total liabilities equaled approximately $233.9 million.

Certain of our existing or future debt instruments may restrict the authorization, payment or setting apart of dividends on the Series D Preferred Stock. There can be no assurance that we will always remain in compliance with any credit agreement we may enter into in the future, and if we default, we may be contractually prohibited from paying dividends on the Series D Preferred Stock. Also, future offerings of debt or senior equity securities may adversely affect the market price of the Series D Preferred Stock. If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instruments containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Series D Preferred Stock and may result in dilution to owners of the Series D Preferred Stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. The holders of the Series D Preferred Stock will bear the risk of our future offerings, which may reduce the market price of the Series D Preferred Stock and may dilute the value of their holdings in us.

Future offerings of debt or senior equity securities may adversely affect the market price of the Series D Preferred Stock.

If we decide to issue debt or senior equity securities in the future, it is possible that these securities will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable to the holders of those securities than the Series D Preferred Stock with respect to the owners of the Series D Preferred Stock and may result in dilution to owners of the Series D Preferred Stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of the Series D Preferred Stock will bear the risk of our future offerings reducing the market price of the Series D Preferred Stock and the common stock into which the Series D Preferred Stock, in certain limited circumstances, is convertible and diluting the value of their holdings in us.

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We may issue additional shares of Series D Preferred Stock and additional series of preferred stock that rank senior to or on a parity with the Series D Preferred Stock as to dividend rights, rights upon liquidation, voting rights and other rights.

We are permitted to issue additional shares of Series D Preferred Stock and additional series of preferred stock that would rank equal to or, with the approval of holders of the Series D Preferred Stock, senior to the Series D Preferred Stock as to dividend rights, rights upon liquidation, voting rights, other rights or winding up of our affairs pursuant to our certificate of incorporation and the certificate of designation relating to the Series D Preferred Stock without, in the first instance described above, any vote of the holders of the Series D Preferred Stock. The issuance of additional shares of Series D Preferred Stock and additional series of preferred stock could have the effect of reducing the amounts available to the Series D Preferred Stock issued in this offering upon our liquidation or dissolution or the winding up of our affairs. It also may reduce dividend payments on the Series D Preferred Stock issued in this offering if we do not have sufficient funds to pay dividends on all shares of Series D Preferred Stock outstanding and other classes or series of stock with equal priority with respect to dividends.

Also, while holders of Series D Preferred Stock are entitled to limited voting rights, as described in “Description of the Series D Preferred Stock—Voting Rights,” with respect to the circumstances under which the holders of Series D Preferred Stock are entitled to vote, the Series D Preferred Stock will vote separately as a class along with all other series of our preferred stock that we may issue upon which like voting rights have been conferred and are exercisable. As a result, the voting rights of holders of Series D Preferred Stock may be significantly diluted, and the holders of such other series of preferred stock that we may issue may be able to control or significantly influence the outcome of any vote.

Future issuances and sales of senior or pari passu preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for the Series D Preferred Stock and our common stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

Market interest rates may materially and adversely affect the value of the Series D Preferred Stock.

One of the factors that will influence the price of the Series D Preferred Stock will be the dividend yield on the Series D Preferred Stock (as a percentage of the market price of the Series D Preferred Stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of the Series D Preferred Stock to expect a higher dividend yield (and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for dividend payments). Thus, higher market interest rates could cause the market price of the Series D Preferred Stock to materially decrease.

We may not be able to pay dividends on the Series D Preferred Stock if we have insufficient cash in the future to make dividend payments.

Our ability to pay cash dividends on the Series D Preferred Stock will require us to have net profits, positive net assets (total assets less total liabilities) over our capital, or the ability raise capital in amounts sufficient to pay the dividends as well as being able to pay our debts as they become due in the usual course of business.

Further, notwithstanding these factors, we may not have sufficient cash to pay dividends on the Series D Preferred Stock. Our ability to pay dividends may be impaired if any of the risks described in this prospectus, or documents incorporated by reference in this prospectus, were to occur. Also, payment of the dividends depends upon our financial condition and other factors our board of directors may deem relevant from time to time. We cannot assure you that our businesses will generate sufficient cash flow from operations, that we will be able to raise additional financing if needed, or that future borrowings will be available to us in an amount sufficient to enable us to make distributions on the Series D Preferred Stock.

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Holders of the Series D Preferred Stock may be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.”

Distributions paid to corporate U.S. holders of the Series D Preferred Stock may be eligible for the dividends-received deduction, and distributions paid to non-corporate U.S. holders of the Series D Preferred Stock may be subject to tax at the preferential tax rates applicable to “qualified dividend income,” if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. We do not currently have accumulated earnings and profits. Additionally, we may not have sufficient current earnings and profits during future fiscal years for the distributions on the Series D Preferred Stock to qualify as dividends for U.S. federal income tax purposes. If the distributions fail to qualify as dividends, U.S. holders would be unable to use the dividends-received deduction and may not be eligible for the preferential tax rates applicable to “qualified dividend income.” If any distributions on the Series D Preferred Stock with respect to any fiscal year are not eligible for the dividends-received deduction or preferential tax rates applicable to “qualified dividend income” because of insufficient current or accumulated earnings and profits, it is possible that the market value of the Series D Preferred Stock could decline.

Our revenues, operating results and cash flows may fluctuate in future periods and we may fail to meet investor expectations, which may cause the price of the Series D Preferred Stock to decline.

Variations in our quarterly and year-end operating results are difficult to predict and our income and cash flow may fluctuate significantly from period to period, which may impact our board of directors’ willingness or legal ability to declare a monthly dividend. If our operating results fall below the expectations of investors or securities analysts, the price of our Series D Preferred Stock could decline substantially. Specific factors that may cause fluctuations in our operating results include, but are not limited, to:

•	demand and pricing for our products and services;

•	introduction of competing products;

•	our operating expenses, which fluctuate due to growth of our business;

•	timing and size of any new product or technology acquisitions we may complete; and

•	variable sales cycle and implementation periods for our products and services.

The Series D Preferred Stock has not been rated by an independent rating agency.

We have not sought a rating for the Series D Preferred Stock. No assurance can be given, however, that one or more rating agencies might not independently determine to issue such a rating or that such a rating, if issued, would not adversely affect the market price of the Series D Preferred Stock. Also, we may elect in the future to obtain a rating for the Series D Preferred Stock, which could adversely affect the market price of the Series D Preferred Stock. Ratings only reflect the views of the rating agency or agencies issuing the ratings and such ratings could be revised downward, placed on a watch list or withdrawn entirely at the discretion of the issuing rating agency if in its judgment circumstances so warrant. Any such downward revision, placement on a watch list or withdrawal of a rating could have an adverse effect on the market price of the Series D Preferred Stock.

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We may redeem the Series D Preferred Stock, which may have an adverse economic effect on investors.

We may, at our option, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time. Also, upon the occurrence of a Change of Control, we may, at our option, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred. We may have an incentive to redeem the Series D Preferred Stock voluntarily if market conditions allow us to issue other preferred stock or debt securities at a rate that is lower than the dividend on the Series D Preferred Stock. If we redeem the Series D Preferred Stock, then from and after the redemption date, your dividends will cease to accrue on your shares of Series D Preferred Stock, your shares of Series D Preferred Stock will no longer be deemed outstanding and all your rights as a holder of those shares will terminate, except the right to receive the redemption price plus any accumulated and unpaid dividends (whether or not declared), if any, payable upon redemption. Redemption of the Series D Preferred Stock could force holders to sell the Series D Preferred Stock at the then current market price when they might otherwise wish to hold the Series D Preferred Stock for possible additional appreciation and receipt of dividends or to accept the redemption price, which is likely to be substantially less than the market value of the Series D Preferred Stock at the time of redemption.

The market price of our Series D Preferred Stock could be substantially affected by various factors.

The market price of our Series D Preferred Stock could be subject to wide fluctuations in response to numerous factors. These fluctuations could cause you to lose all or part of your investment in our Series D Preferred Stock since you might be unable to sell your shares at or above the price you may pay in this offering. The price of the Series D Preferred Stock that will prevail in the market after this offering may be higher or lower than before this offering depending on many factors, some of which are beyond our control and may not be directly related to our operating performance. These factors include, but are not limited to, the following:

•	a shift in our investor base;

•	prevailing interest rates, changes in which may have an adverse effect on the market price of the Series D Preferred Stock;

•	our history of timely dividend payments;

•	the annual yield from dividends on the Series D Preferred Stock as compared to yields on other financial instruments;

•	general economic and financial market conditions;

•	government action or regulation;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the financial condition, operations, stock price performance and prospects of our competitors;

•	announcements by us or our competitors of significant acquisitions, dispositions or software developments;

•	changes in financial estimates or recommendations by securities analysts with respect to us or our competitors in our industry;

•	our issuance of additional preferred equity or debt securities; and

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•	actual or anticipated variations in quarterly operating results of us and our competitors.

As a result of these and other factors, holders of the Series D Preferred Stock may experience a decrease, which could be substantial and rapid, in the market price of the Series D Preferred Stock, including decreases unrelated to our operating performance or prospects.

The market for our Series D Preferred Stock may not provide investors with adequate liquidity.

Our Series D Preferred Stock is listed on the NYSE American. However, the trading market for the Series D Preferred Stock may not be maintained and may not provide investors with adequate liquidity. The liquidity of the market for the Series D Preferred Stock depends on a number of factors, including prevailing interest rates, our financial condition and operating results, the number of holders of the Series D Preferred Stock, the market for similar securities and the interest of securities dealers in making a market in the Series D Preferred Stock. We cannot predict the extent to which investor interest in our Company will be maintained in the trading market in our Series D Preferred Stock, or how liquid that market will be. If an active market is not maintained, investors may have difficulty selling shares of our Series D Preferred Stock.

As a holder of Series D Preferred Stock, you will have extremely limited voting rights.

Your voting rights as a holder of Series D Preferred Stock will be extremely limited, if they exist at all. Our shares of common stock, as well as other series of preferred stock that vote with the common stock, are the only classes of our securities that carry full voting rights. Voting rights for holders of Series D Preferred Stock exist primarily with respect to the ability to elect, voting together with the holders of any other series of our preferred stock having similar voting rights, two additional directors to our board of directors, subject to limitations described in the section entitled “Description of the Series D Preferred Stock—Series D Preferred Stock—Voting Rights,” in the event that 18 or more monthly dividend periods (whether or not consecutive) payable on the Series D Preferred Stock are in arrears, and with respect to voting on amendments to our certificate of incorporation or certificate of designation of the Series D Preferred Stock that materially and adversely affect the rights of the holders of Series D Preferred Stock or, in the case of our certificate of incorporation, authorize, increase or create additional classes or series of our capital stock that are senior to the Series D Preferred Stock. Other than the limited circumstances described in this prospectus and except to the extent required by law, holders of Series D Preferred Stock do not have any voting rights. See the section entitled “Description of the Series D Preferred Stock—Series D Preferred Stock—Voting Rights.” In addition to the foregoing limited voting rights, our board of directors may, without the approval of holders of the Series D Preferred Stock or our common stock, designate additional series of authorized preferred stock ranking on a parity with or senior to the Series D Preferred Stock or designate additional shares of the Series D Preferred Stock and authorize the issuance of such shares.

If our common stock is delisted from trading, your ability to transfer or sell your shares of the Series D Preferred Stock may be limited and the market value of the Series D Preferred Stock will likely be materially adversely affected.

The Series D Preferred Stock does not contain provisions that are intended to protect you if our common stock is delisted from trading on the NYSE American. Since the Series D Preferred Stock has no stated maturity date, you may be forced to hold your shares of Series D Preferred Stock and receive stated dividends on the Series D Preferred Stock when, as and if authorized by our board of directors and paid by us with no assurance of ever receiving the liquidation value thereof. Also, if our common stock is delisted from the NYSE American, the Series D Preferred Stock will be delisted from the NYSE American as well. Accordingly, if our common stock is delisted from trading on the NYSE American, your ability to transfer or sell your shares of Series D Preferred Stock may be limited and the market value of the Series D Preferred Stock will likely be materially adversely affected.

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If we do not continue to satisfy the NYSE American continued listing requirements, our Series D Preferred Stock could be delisted from NYSE American.

The listing of our Series D Preferred Stock on the NYSE American is contingent on our compliance with the NYSE American’s conditions for continued listing. While we are presently in compliance with all such conditions, it is possible that we will fail to meet one or more of these conditions in the future.

If we were to fail to meet a NYSE American listing requirement, we may be subject to delisting by the NYSE American. In the event our Series D Preferred Stock is no longer listed for trading on the NYSE American, our trading volume and share price may decrease and we may experience further difficulties in raising capital which could materially affect our operations and financial results. Further, delisting from the NYSE American could also have other negative effects, including potential loss of confidence by partners, lenders, suppliers and employees and could also trigger various defaults under our loan agreements and other outstanding agreements. Finally, delisting could make it harder for us to raise capital and sell securities.

The Series D Preferred Stock is not convertible into our common stock except under certain limited circumstances, and investors will not realize a corresponding upside if the price of our common stock increases.

The Series D Preferred Stock is not convertible into our common stock except under certain limited circumstances and earns dividends at a fixed rate. Accordingly, an increase in the market price of our common stock may not necessarily result in an increase in the market price of our Series D Preferred Stock. The market value of the Series D Preferred Stock may be influenced by the market price of our common stock but may depend more on dividend and interest rates for other preferred stock, commercial paper and other investment alternatives and our actual and perceived ability to pay dividends on, and in the event of dissolution satisfy the liquidation preference with respect to, the Series D Preferred Stock.

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COMMITTED EQUITY FINANCING

On June 20, 2024, we entered into the Purchase Agreement with the Selling Stockholder, pursuant to which the Selling Stockholder has committed to purchase up to the $25 million Commitment Amount of our Series D Preferred Stock at our direction from time to time, subject to the satisfaction of the conditions in the Purchase Agreement.

Such sales of our Series D Preferred Stock, if any, will be subject to certain limitations, and may occur from time to time at our sole discretion over the approximately 36-month period commencing on the date of the Purchase Agreement, provided that this registration statement, of which this prospectus forms a part, and any other registration statement the Company may file from time to time, covering the resale by the Selling Stockholder of the shares of our Series D Preferred Stock purchased from us by the Selling Stockholder is declared effective by the SEC and remains effective, and the other conditions set forth in the Purchase Agreement are satisfied.

The Selling Stockholder has no right to require us to sell any shares of our Series D Preferred Stock to the Selling Stockholder, but the Selling Stockholder is obligated to make purchases from us at our direction subject to certain conditions. There is no upper limit on the price per share that the Selling Stockholder could be obligated to pay for our Series D Preferred Stock under the Purchase Agreement.

Actual sales of shares of our Series D Preferred Stock to the Selling Stockholder from time to time will depend on a variety of factors, including, among others, market conditions, the trading price of our Series D Preferred Stock and determinations by us as to the appropriate sources of funding for us and our operations. The net proceeds that we may receive under the Purchase Agreement, if any, cannot be determined at this time, since it will depend on the frequency and prices at which we sell shares of our Series D Preferred Stock to the Selling Stockholder, our ability to meet the conditions of the Purchase Agreement and the other limitations, terms and conditions of the Purchase Agreement and any impacts of the Ownership Limitation. Any such proceeds will be used solely for repayment of debt under the 2024 Credit Agreement for so long as any Promissory Notes under the 2024 Credit Agreement remain outstanding; thereafter, for working capital purposes, which may include repayment of other outstanding debt.

The Purchase Agreement contains customary representations, warranties, conditions and indemnification obligations of the parties.

Purchase of Shares Under the Purchase Agreement

We may direct the Selling Stockholder to purchase amounts of our Series D Preferred Stock under the Purchase Agreement that we specify from time to time in one or more Advance Notices delivered to the Selling Stockholder on any trading day up to the Maximum Advance Amount. The Maximum Advance Amount that we may specify in any one Advance Notice is equal to 40% of the average of the Daily Value Traded of our Series D Preferred Stock on the ten trading days immediately preceding our issuance of an Advance Notice, provided that the Advance Notice must be sent by us to the Selling Stockholder by 8:30 a.m., Eastern time, unless otherwise agreed to in writing by us and the Selling Stockholder. Subject to the satisfaction of the conditions under the Purchase Agreement, we may deliver Advance Notices from time to time.

The purchase price of the shares of our Series D Preferred Stock will be equal to 91% of the arithmetic seven-day average of the closing prices of the Series D Preferred Stock during the seven (7) consecutive trading days ending on the trading day immediately preceding such date of the Advance Notice.

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Fees

As consideration for the Selling Stockholder’s irrevocable commitment to purchase shares of our Series D Preferred Stock upon the terms of and subject to satisfaction of the conditions set forth in the Purchase Agreement, the Company has agreed to issue to the Selling Stockholder, as a commitment fee, the Commitment Fee Shares, which is a number of shares of Series D Preferred Stock having an aggregate dollar value equal to $500,000. Within one business day of the effectiveness of this registration statement, we will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of Series D Preferred Stock having an aggregate dollar value equal to $100,000 based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the five trading days immediately preceding the effectiveness of this registration statement. We will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of Series D Preferred Stock having an aggregate dollar value equal to $400,000 based on the Series D Preferred Stock price as follows: (i) $100,000 worth of the Commitment Fee Shares on the two month anniversary of the Initial Issuance based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the seven trading days immediately preceding the two month anniversary, (ii) $100,000 worth of the Commitment Fee Shares on the four month anniversary of the Initial Issuance based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the seven trading days immediately preceding the four month anniversary, (iii) $100,000 worth of the Commitment Fee Shares on the six month anniversary of the Initial Issuance based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the seven trading days immediately preceding the six month anniversary, and (iv) $100,000 worth of the Commitment Fee Shares on the eight month anniversary of the Initial Issuance based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the seven trading days immediately preceding the eight month anniversary. The Commitment Fee Shares are covered by this prospectus.

In addition, we have agreed to reimburse Orion up to $75,000 for the fees and disbursements of counsel in connection with the initial transactions contemplated by the Purchase Agreement, and to reimburse Ascendiant Capital Markets, LLC up to $20,000 for the fees and disbursements of its counsel.

Conditions to Delivery of Advance Notices

Our ability to deliver Advance Notices to the Selling Stockholder under the Purchase Agreement is subject to the satisfaction of certain conditions, all of which are entirely outside of the Selling Stockholder’s control, including, among other things, the following:

•	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

•	the effectiveness of this registration statement that includes this prospectus (and any one or more additional registration statements filed with the SEC that include the Commitment Fee Shares and shares of our Series D Preferred Stock that may be issued and sold by us to the Selling Stockholder under the Purchase Agreement);

•	the Company having obtained all required permits and qualifications for the offer and sale of all shares of our common stock issuable pursuant to such Advance Notice;

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•	no Material Outside Event (as defined in the Purchase Agreement) or Material Adverse Effect (as defined in the Purchase Agreement) shall have occurred or be continuing, and certain other events shall not have occurred, including, but not limited to, the issuance of any stop order by the SEC or any other federal or state governmental authority suspending the effectiveness of this registration statement or the objection of FINRA to the sale in any jurisdiction;

•	us having performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the Purchase Agreement to be performed, satisfied or complied with by us;

•	the absence of any statute, regulation, order, decree, ruling or injunction by any court or governmental authority of competent jurisdiction which prohibits or materially and adversely affects any of the transactions contemplated by the Purchase Agreement;

•	trading in our Series D Preferred Stock shall not have been suspended by the SEC, NYSE American or FINRA, and we shall not have received any final and non-appealable notice that the listing or quotation of our Series D Preferred Stock on the NYSE American shall be terminated;

•	there shall not be any suspension of, or restriction on, accepting additional deposits of the Series D Preferred Stock, electronic trading or book-entry services by the Depository Trust Company (“DTC”) with respect to the Series D Preferred Stock, nor shall we have received notice of any of the foregoing;

•	there shall be a sufficient number of authorized but unissued and otherwise unreserved shares of Series D Preferred Stock for the issuance of all the Series D Preferred Stock issuable pursuant to an Advance Notice;

•	the representations contained in the applicable Advance Notice shall be true and correct in all material respects; and

•	the Selling Stockholder shall have received certain legal opinions, a comfort letter and compliance certificates.

Limitations on Sales

The Purchase Agreement prohibits us from directing the Selling Stockholder to purchase any shares of our Series D Preferred Stock if those shares, when aggregated with all other shares of our Series D Preferred Stock then beneficially owned by the Selling Stockholder as a result of purchases under the Purchase Agreement or the issuance of Commitment Fee Shares to the Selling Stockholder, would result in the Selling Stockholder having beneficial ownership of more than 4.99% of our then outstanding shares of Series D Preferred Stock, unless waived by the Selling Stockholder but in no event to exceed 9.99% of the then outstanding Series D Preferred Stock (the “Ownership Limitation”).

No Short-Selling or Hedging by the Selling Stockholder

The Selling Stockholder has agreed that, during the term of the Purchase Agreement, neither the Selling Stockholder nor any of its affiliates will engage in any short sales or hedging transactions with respect to our Series D Preferred Stock.

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Termination of the Purchase Agreement

Unless earlier terminated as provided in the Purchase Agreement, the Purchase Agreement will terminate automatically on the earliest to occur of:

•	the first day of the month next following the 36-month anniversary of the date of the Purchase Agreement; or

•	the date on which the Selling Stockholder shall have purchased shares of our Series D Preferred Stock under the Purchase Agreement for an aggregate gross purchase price equal to the Commitment Amount under the Purchase Agreement.

We have the right to terminate the Purchase Agreement at any time, at no cost or penalty, upon five trading days’ prior written notice to the Selling Stockholder, provided that (i) there are no outstanding Advance Notices, the shares of Series D Preferred Stock under which have not yet been issued, (ii) there are no Promissory Notes outstanding under the 2024 Credit Agreement, and (iii) we have paid all amounts owed to the Selling Stockholder under the Purchase Agreement. We and the Selling Stockholder may also terminate the Purchase Agreement at any time by mutual written consent.

Prohibition of “Dilutive Issuances” During Pending Purchases and Certain Variable Rate Transactions

Pursuant to the Purchase Agreement, from the date of the Purchase Agreement until the earlier of (i) the date that the Selling Stockholder has purchased $10 million worth of shares of our Series D Preferred Stock under the Purchase Agreement, (ii) 12 months after effectiveness of this registration statement or (iii) three months after the termination of the Purchase Agreement, pursuant to its terms, we are prohibited from effecting or entering into an agreement to effect any issuance of our Series D Preferred Stock or Series D Preferred Stock equivalents involving a Variable Rate Transaction (as defined in the Purchase Agreement), other than in connection with an Exempt Issuance (as defined in the Purchase Agreement) or with the prior written consent of the Selling Stockholder. There are no restrictions relating to rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement.

Effect of Sales of our Series D Preferred Stock under the Purchase Agreement on our Stockholders

All of our shares of Series D Preferred Stock registered in this offering, which may be issued or sold by us to the Selling Stockholder under the Purchase Agreement, are expected to be freely tradable. It is anticipated that the Series D Preferred Stock registered in this offering will be sold by us to the Selling Stockholder over a period of up to 36 months after June 20, 2024, provided that this registration statement, of which this prospectus forms a part, and any other registration statement we may file from time to time, covering the resale by the Selling Stockholder of the shares of our Series D Preferred Stock purchased from us pursuant to the Purchase Agreement is declared effective by the SEC and remains effective, and the other conditions set forth in the Purchase Agreement are satisfied. The sale by the Selling Stockholder of a significant amount of our Series D Preferred Stock registered in this offering at any given time could cause the market price of our Series D Preferred Stock to decline and to be highly volatile.

Sales of our Series D Preferred Stock to the Selling Stockholder, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to the Selling Stockholder all, some or none of our shares of Series D Preferred Stock that may be available for us to sell pursuant to the Purchase Agreement (i.e., up to $25,000,000 in shares of our Series D Preferred Stock).

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Because the purchase price per share to be paid by the Selling Stockholder for the shares of our Series D Preferred Stock that we may elect to sell to the Selling Stockholder under the Purchase Agreement, if any, will fluctuate based on the market prices of our Series D Preferred Stock during the applicable pricing period for each purchase made pursuant to the Purchase Agreement, if any, as of the date of this prospectus it is not possible for us to predict the number of shares of our Series D Preferred Stock that we will sell to the Selling Stockholder under the Purchase Agreement, the actual purchase price per share to be paid by the Selling Stockholder for those shares, or the actual gross proceeds to be raised by us from those sales, if any. Accordingly, it is possible that we may need to issue and sell more than the number of shares being registered for resale under this prospectus to the Selling Stockholder under the Purchase Agreement in order to receive aggregate gross proceeds equal to the Selling Stockholder’s $25 million Commitment Amount under the Purchase Agreement.

If it becomes necessary for us to issue and sell to the Selling Stockholder under the Purchase Agreement more shares of our Series D Preferred Stock than are being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to the $25 million Commitment Amount to the Selling Stockholder under the Purchase Agreement, we must first file with the SEC one or more additional registration statements to register under the Securities Act the resale by the Selling Stockholder of any such additional shares we wish to sell to the Selling Stockholder from time to time under the Purchase Agreement, and the SEC must declare such additional registration statements effective under the Securities Act before we may elect to sell any additional shares of our Series D Preferred Stock to the Selling Stockholder under the Purchase Agreement. The number of shares of our Series D Preferred Stock ultimately offered for sale by the Selling Stockholder is dependent upon the number of shares of our Series D Preferred Stock, if any, we ultimately sell to the Selling Stockholder under the Purchase Agreement.

Issuances of our Series D Preferred Stock in this offering will not affect the rights or privileges of our existing stockholders of Series D Preferred Stock, except that the economic and voting interests of each of our existing stockholders of Series D Preferred Stock will be diluted as a result of any such issuance. Although the number of shares of Series D Preferred Stock that our existing stockholders of Series D Preferred Stock own will not decrease, the shares owned by such existing stockholders will represent a smaller percentage of our total outstanding shares of Series D Preferred Stock after any such issuance to the Selling Stockholder. If and when we do sell our Series D Preferred Stock to the Selling Stockholder under the Purchase Agreement, after the Selling Stockholder has acquired those shares, the Selling Stockholder may resell all, some or none of such shares at any time or from time to time in its discretion. Therefore, issuances to the Selling Stockholder by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Series D Preferred Stock. In addition, if we sell a substantial number of our shares of Series D Preferred Stock to the Selling Stockholder under the Purchase Agreement, or if investors expect that we will do so, the actual sales of our Series D Preferred Stock or the mere existence of our arrangement with the Selling Stockholder may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our Series D Preferred Stock to the Selling Stockholder and the Purchase Agreement may be terminated by us at any time at our discretion (see subsection entitled “Termination of the Purchase Agreement” above).

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The following table sets forth the amount of gross proceeds we would receive from the Selling Stockholder from our sale of shares of Series D Preferred Stock to the Selling Stockholder under the Purchase Agreement registered hereunder at varying purchase prices:

Assumed Purchase Price Per Share(1)	Number of shares of Series D Preferred Stock to be Issued if Full Purchase(2)	Percentage of Outstanding Series D Preferred Stock After Giving Effect to the Issuance to the Selling Stockholder(3)	Proceeds from the Sale of Series D Preferred Stock to the Selling Stockholder Under the Purchase Agreement(4)
$5.00	1,500,000	82.2%	$7,500,000
$7.50	1,500,000	82.2%	$11,250,000
$10.00	1,500,000	82.2%	$15,000,000
$12.50	1,500,000	82.2%	$18,750,000
$15.00	1,500,000	82.2%	$22,500,000
$16.66	1,500,000	82.2%	$24,990,000

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(1)	For the avoidance of any doubt, this price would reflect the Purchase Price after calculation (i.e., after discounts to the market price of our shares) in accordance with the terms of the Purchase Agreement.

(2)	We are registering 1,500,000 shares of our Series D Preferred Stock, consisting of (a) an indeterminable number of shares of our Series D Preferred Stock that may be issued as Commitment Fee Shares to the Selling Stockholder, pursuant to the terms of the Purchase Agreement, if any, and (b) an indeterminable number of shares of our Series D Preferred Stock we may elect, in our sole discretion, to issue and sell to the Selling Stockholder under the Purchase Agreement from time to time as described in this section. As a result, we have included in this column all of the shares of our Series D Preferred Stock that we are registering under this prospectus, without regard for the Ownership Limitation.

(3)

The denominator is based on 323,835 shares of our Series D Preferred Stock outstanding as of July 29, 2024, adjusted to include the issuance of the number of shares of Series D Preferred Stock set forth in the adjacent column which we would have issued to the Selling Stockholder based on the applicable assumed purchase price per share.

(4)	We will not receive any proceeds from the issuance of the Commitment Fee Shares to the Selling Stockholder. As noted above, the exact number of Commitment Fee Shares to be issued to the Selling Stockholder cannot yet be determined. The proceeds reflected in this column would be reduced by an amount equal to the product of the final Commitment Fee Shares multiplied by the assumed purchase price per share of Series D Preferred Stock.

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USE OF PROCEEDS

This prospectus relates to shares of our Series D Preferred Stock that may be offered and sold from time to time by the Selling Stockholder. All of our Series D Preferred Stock offered by the Selling Stockholder pursuant to this prospectus will be sold by the Selling Stockholder for its own account. We will not receive any of the proceeds from these sales. We cannot currently determine the price or prices at which shares of our Series D Preferred Stock may be sold by the Selling Stockholder under this prospectus.

We may receive up to $25 million aggregate gross proceeds under the Purchase Agreement from any sales we make to the Selling Stockholder pursuant to the Purchase Agreement. However, we are unable to estimate the actual amount of proceeds that we may receive, as it will depend on the number of shares that we choose to sell, our ability to meet the conditions set forth in the Purchase Agreement, market conditions and the price of shares of our Series D Preferred Stock, among other factors. See the section titled “Plan of Distribution (Conflicts of Interest)” elsewhere in this prospectus for more information.

We are obligated to use the proceeds that we receive under the Purchase Agreement to solely repay debt under the 2024 Credit Agreement for so long as any Promissory Notes under the 2024 Credit Agreement remains outstanding; thereafter, we may use any remaining proceeds for working capital purposes. The Promissory Notes issued under the 2024 Credit Agreement are due December 4, 2024, provided, however, that if on such date, we have executed an equity line of credit agreement relating to the sale of shares of the Series D Preferred Stock, which was executed on June 20, 2024, have an effective registration statement relating thereto and are not currently in default under such agreement, then the maturity date shall be automatically extended until June 4, 2025. All Promissory Notes issued under the 2024 Credit Agreement will bear interest at the rate of 15.0% per annum and may be repaid at any time without penalty or premium.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. Accordingly, we may retain broad discretion over the use of these proceeds.

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DESCRIPTION OF THE SERIES D PREFERRED STOCK

The description of certain terms of our capital stock, including the Series D Preferred Stock, in this prospectus does not purport to be complete and is in all respects subject to, and qualified in its entirety by references to the relevant provisions of our certificate of incorporation, the certificate of designations, as amended, establishing the terms of our Series D Preferred Stock, our bylaws and Delaware corporate law. Copies of our certificate of incorporation, certificate of designations, as amended, and our bylaws are available from us upon request.

General

We are authorized to issue 500,000,000 shares of Class A common stock and 25,000,000 shares of Class B common stock, par value $0.001 per share.  As of July 29, 2024, there were 35,846,318 shares of our Class A common stock issued and outstanding and no shares of Class B common stock issued or outstanding. The outstanding shares of our common stock are validly issued, fully paid and nonassessable. All references herein solely to “common stock” refer to the Class A common stock, except where otherwise indicated.

We are authorized to issue up to 25,000,000 shares of preferred stock, par value $0.001 per share.  Of these shares of preferred stock, 1,000,000 shares are designated as Series A convertible preferred stock (“Series A Preferred Stock”), 75,000 shares are designated as Series C convertible preferred stock (the “Series C Preferred Stock”) and 2,000,000 shares are designated as Series D Preferred Stock. As of July 29, 2024, there were 7,040 shares of Series A convertible preferred stock outstanding, 44,000 shares of Series C convertible preferred stock outstanding and 323,835 shares of Series D Preferred Stock outstanding.

Preferred Stock

The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

The authorized shares of preferred stock will be available for issuance without further action by our stockholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Series D Preferred Stock

No Maturity, Sinking Fund or Mandatory Redemption

The Series D Preferred Stock is perpetual and has no stated maturity date and is not subject to any sinking fund or mandatory redemption. Shares of the Series D Preferred Stock will remain outstanding indefinitely unless we decide to redeem or otherwise repurchase them. We are not required to set aside funds to redeem the Series D Preferred Stock.

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Ranking

The Series D Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up:

(i)	senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clauses (ii) and (iii);

(ii)	on a parity with all equity securities issued by us with terms specifically providing that those equity securities rank on a parity with the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up, including the Series A Preferred Stock and the Series C Preferred Stock;

(iii)	junior to all equity securities issued by us with terms specifically providing that those equity securities rank senior to the Series D Preferred Stock with respect to rights to the payment of dividends and the distribution of assets upon our liquidation, dissolution or winding up; and

(iv)	effectively junior to all of our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness and other liabilities of (as well as any preferred equity interests held by others in) our existing subsidiaries and any future subsidiaries.

Dividends

Holders of shares of the Series D Preferred Stock are entitled to receive cumulative cash dividends at the rate of 13.00% of the $25.00 per share liquidation preference per annum (equivalent to $3.25 per annum per share). Dividends on the Series D Preferred Stock will be payable monthly within eight business days of the last day of each month when, as and if declared by our board of directors. Any dividend payable on the Series D Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in our stock records for the Series D Preferred Stock at the close of business on the applicable record date, which will be the last day of the month, whether or not a business day, in which the applicable dividend payment date falls. As a result, holders of shares of Series D Preferred Stock will not be entitled to receive dividends on a dividend payment date if such shares were not issued and outstanding on the applicable dividend record date.

No dividends on shares of Series D Preferred Stock will be authorized by our board of directors or paid or set apart for payment by us at any time when the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment will be restricted or prohibited by law. You should review the information appearing above under “Risk Factors — We may not be able to pay dividends on the Series D Preferred Stock if we have insufficient cash in the future to make dividend payments” for information as to, among other things, other circumstances under which we may be unable to pay dividends on the Series D Preferred Stock.

Notwithstanding the foregoing, dividends on the Series D Preferred Stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared by our board of directors. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears, and holders of the Series D Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series D Preferred Stock will first be credited against the earliest accumulated but unpaid dividend due with respect to those shares.

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Future distributions on our common stock and preferred stock, including the Series D Preferred Stock, will be at the discretion of our board of directors and will depend on, among other things, our results of operations, cash flow from operations, financial condition and capital requirements, any debt service requirements and any other factors our board of directors deems relevant. Accordingly, we cannot guarantee that we will be able to make cash distributions on our preferred stock or what the actual distributions will be for any future period.

Unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no dividends (other than in shares of common stock or in shares of any series of preferred stock that we may issue ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up) will be declared or paid or set aside for payment upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Nor will any other distribution be declared or made upon shares of our common stock or preferred stock that we may issue ranking junior to, or on a parity with, the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up. Also, any shares of our common stock or preferred stock that we may issue ranking junior to or on a parity with the Series D Preferred Stock as to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up will not be redeemed, purchased or otherwise acquired for any consideration (or any moneys paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for our other capital stock that we may issue ranking junior to the Series D Preferred Stock as to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up).

When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series D Preferred Stock and the shares of any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock, all dividends declared upon the Series D Preferred Stock and any other series of preferred stock that we may issue ranking on a parity as to the payment of dividends with the Series D Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Series D Preferred Stock and such other series of preferred stock that we may issue will in all cases bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock and such other series of preferred stock that we may issue (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D Preferred Stock that may be in arrears.

Liquidation Preference

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of shares of Series D Preferred Stock will be entitled to be paid out of the assets we have legally available for distribution to our stockholders, subject to the preferential rights of the holders of any class or series of our capital stock we may issue ranking senior to the Series D Preferred Stock with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of our common stock or any other class or series of our capital stock we may issue that ranks junior to the Series D Preferred Stock as to liquidation rights.

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In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of other classes or series of our capital stock that we may issue ranking on a parity with the Series D Preferred Stock in the distribution of assets, then the holders of the Series D Preferred Stock and all other such classes or series of capital stock will share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

Holders of Series D Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of our remaining assets. The consolidation or merger of us with or into any other corporation, trust or entity or of any other entity with or into us, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed a liquidation, dissolution or winding up of us (although such events may give rise to the special optional redemption to the extent described below).

Redemption

Optional Redemption

Prior to June 3, 2025, the date that is three years following the initial issuance of the Series D Preferred Stock, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, at a redemption price of $25.50 per share of Series D Preferred Stock, plus any accumulated and unpaid dividends (whether or not declared) on the Series D Preferred Stock up to, but not including, the date of such redemption, upon written notice as described below under “—Redemption Procedures.” On and after June 3, 2025, the redemption price will decrease to $25.00 per share.

Special Optional Redemption

Upon the occurrence of a Change of Control, we may, at our option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends (whether or not declared) thereon to, but not including, the redemption date.

A “Change of Control” is deemed to occur when, after the initial issuance of the Series D Preferred Stock, the following have occurred and are continuing:

(i)	the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than Ault & Company, which is a majority stockholder of our Company and affiliates of Milton C. (Todd) Ault III, our Executive Chairman, and any “person” or “group” under Section 13(d)(3) of the Exchange Act that is an affiliate of Ault & Company or any trust, partnership, corporate or other entity affiliated with any of the foregoing), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of our stock entitling that person to exercise more than 50% of the total voting power of all our stock entitled to vote generally in the election of our directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

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(ii)	following the closing of any transaction referred to above, neither we nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, the NYSE American or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

Redemption Procedures

In the event we elect to redeem Series D Preferred Stock, the notice of redemption will be mailed to each holder of record of Series D Preferred Stock called for redemption at such holder’s address as it appears on our stock transfer records, not less than 30 nor more than 60 days prior to the redemption date, and will state the following:

•	the redemption date;

•	the number of shares of Series D Preferred Stock to be redeemed;

•	the redemption price;

•	the place or places where certificates (if any) for the Series D Preferred Stock are to be surrendered for payment of the redemption price;

•	that dividends on the shares to be redeemed will cease to accumulate on the redemption date;

•	whether such redemption is being made pursuant to the provisions described above under “—Optional Redemption” or “—Special Optional Redemption”; and

•	if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control.

 If less than all of the Series D Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder will also specify the number of shares of Series D Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series D Preferred Stock except as to the holder to whom notice was defective or not given.

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Holders of Series D Preferred Stock to be redeemed will surrender the Series D Preferred Stock at the place designated in the notice of redemption and will be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender. If notice of redemption of any shares of Series D Preferred Stock has been given and if we have irrevocably set aside the funds necessary for redemption in trust for the benefit of the holders of the shares of Series D Preferred Stock so called for redemption, then from and after the redemption date (unless default will be made by us in providing for the payment of the redemption price plus any accumulated and unpaid dividends (whether or not declared), if any), dividends will cease to accrue on those shares of Series D Preferred Stock, those shares of Series D Preferred Stock will no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus any accumulated and unpaid dividends (whether or not declared), if any, payable upon redemption. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accrue on the amount payable for the period from and after that redemption date to that next business day. If less than all of the outstanding Series D Preferred Stock is to be redeemed, the Series D Preferred Stock to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method we determine.

In connection with any redemption of Series D Preferred Stock, we will pay, in cash, any accumulated and unpaid dividends to, but not including, the redemption date, unless a redemption date falls after a dividend record date and prior to the corresponding dividend payment date, in which case each holder of Series D Preferred Stock at the close of business on such dividend record date will be entitled to the dividend payable on such shares on the corresponding dividend payment date notwithstanding the redemption of such shares before such dividend payment date. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series D Preferred Stock to be redeemed.

Unless full cumulative dividends on all shares of Series D Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series D Preferred Stock will be redeemed unless all outstanding shares of Series D Preferred Stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series D Preferred Stock (except by exchanging it for our capital stock ranking junior to the Series D Preferred Stock as to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up); provided, however, that the foregoing will not prevent the purchase or acquisition by us of shares of Series D Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D Preferred Stock.

Subject to applicable law, we may purchase shares of Series D Preferred Stock in the open market, by tender or by private agreement. Any shares of Series D Preferred Stock that we acquire may be retired and reclassified as authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued as any class or series of preferred stock.

Voting Rights

Holders of the Series D Preferred Stock do not have any voting rights, except as set forth below or as otherwise required by law.

On each matter on which holders of Series D Preferred Stock are entitled to vote, each share of Series D Preferred Stock will be entitled to one vote. In instances described below where holders of Series D Preferred Stock vote with holders of any other class or series of our preferred stock as a single class on any matter, the Series D Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends) represented by their respective shares.

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Whenever dividends on any shares of Series D Preferred Stock are in arrears for 18 or more monthly dividend periods, whether or not consecutive, the number of directors constituting our board of directors will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of our preferred stock we may issue upon which like voting rights have been conferred and are exercisable and with which the Series D Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series D Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors (the “preferred stock directors”) at a special meeting called by us at the request of the holders of record of at least 25% of the outstanding shares of Series D Preferred Stock or by the holders of any other class or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of those two preferred stock directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders), and at each subsequent annual meeting until all dividends accumulated on the Series D Preferred Stock for all past dividend periods and the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In that case, the right of holders of the Series D Preferred Stock to elect any directors will cease and, unless there are other classes or series of our preferred stock upon which like voting rights have been conferred and are exercisable, any preferred stock directors elected by holders of the Series D Preferred Stock will immediately resign and the number of directors constituting the board of directors will be reduced accordingly. In no event will the holders of Series D Preferred Stock be entitled under these voting rights to elect a preferred stock director that would cause us to fail to satisfy a requirement relating to director independence of any national securities exchange or quotation system on which any class or series of our capital stock is listed or quoted. For the avoidance of doubt, in no event will the total number of preferred stock directors elected by holders of the Series D Preferred Stock (voting separately as a class with all other classes or series of preferred stock we may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of such directors) under these voting rights exceed two.

If a special meeting is not called by us within 75 days after request from the holders of Series D Preferred Stock as described above, then the holders of record of at least 25% of the outstanding Series D Preferred Stock may designate a holder to call the meeting at our expense.

If, at any time when the voting rights conferred upon the Series D Preferred Stock are exercisable, any vacancy in the office of a preferred stock director will occur, then such vacancy may be filled only by a written consent of the remaining preferred stock director, or if none remains in office, by vote of the holders of record of the outstanding Series D Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series D Preferred Stock in the election of the preferred stock directors. Any preferred stock director elected or appointed may be removed only by the affirmative vote of holders of the outstanding Series D Preferred Stock and any other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable and which classes or series of preferred stock are entitled to vote as a class with the Series D Preferred Stock in the election of the preferred stock directors, such removal to be effected by the affirmative vote of a majority of the votes entitled to be cast by the holders of the outstanding Series D Preferred Stock and any such other classes or series of preferred stock, and may not be removed by the holders of the common stock.

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So long as any shares of Series D Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the votes entitled to be cast by the holders of the Series D Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a class with all other series of parity preferred stock that we may issue upon which like voting rights have been conferred and are exercisable):

(a)	authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

(b)	amend, alter, repeal or replace our certificate of incorporation or bylaws, including by way of a merger, consolidation or otherwise in which we may or may not be the surviving entity, so as to materially and adversely affect and deprive holders of Series D Preferred Stock of any right, preference, privilege or voting power of the Series D Preferred Stock; or

(c)	effect any consummation of (x) a binding share exchange or reclassification involving the Series D Preferred Stock or (y) a merger or consolidation of our Company with another entity (whether or not a corporation), unless in each case (A) the shares of Series D Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which we are not the surviving or resulting entity, the shares of Series D Preferred Stock are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent and such surviving or resulting entity or ultimate parent, as the case may be, is organized under the laws of the United States or a state thereof, and (B) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and restrictions and limitations thereof, of the Series D Preferred Stock immediately prior to such consummation, taken as a whole (each, an “Event”).

 An increase in the amount of the authorized preferred stock, including the Series D Preferred Stock, or the creation or issuance of any additional Series D Preferred Stock or other series of preferred stock that we may issue, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series D Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed an Event and will not require us to obtain two-thirds of the votes entitled to be cast by the holders of the Series D Preferred Stock and all such other similarly affected series, outstanding at the time (voting together as a class).

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series D Preferred Stock will have been redeemed or called for redemption upon proper notice and sufficient funds will have been deposited in trust to effect such redemption.

Except as expressly stated in the certificate of designation or as may be required by applicable law, the shares of Series D Preferred Stock do not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof will not be required for the taking of any corporate action.

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Information Rights

During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D Preferred Stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series D Preferred Stock, as their names and addresses appear on our record books and without cost to such holders, copies of the Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series D Preferred Stock. We will use our best effort to mail (or otherwise provide) the information to the holders of the Series D Preferred Stock within 30 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.

Conversion Rights

The Series D Preferred Stock is not convertible into our common stock or any of our other securities, except that, upon the occurrence of a Change of Control, each holder of Series D Preferred Stock will have the right subject to our election to redeem the Series D Preferred Stock in whole or part, as described above under “—Optional Redemption” or “—Special Optional Redemption,” prior to the change of control conversion date to convert some or all of the Series D Preferred Stock held by such holder on the change of control conversion date into a number of shares of our common stock per share of Series D Preferred Stock equal to the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference per share of Series D Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the change of control conversion date (unless the change of control conversion date is after a dividend record date and prior to the corresponding dividend payment date for the Series D Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (ii) the Common Stock Price, including provisions for the receipt, under specified circumstances, of alternative consideration.

For these purposes, “Common Stock Price” means (i) if the consideration to be received in the Change of Control by the holders of shares of common stock is solely cash, the amount of cash consideration per share of our common stock or (ii) if the consideration to be received in the Change of Control by holders of shares of our common stock is other than solely cash (x) the average of the closing sale prices per share of our common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. national securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if our common stock is not then listed for trading on a U.S. national securities exchange.

No Preemptive Rights

No holders of the Series D Preferred Stock will, as holders of Series D Preferred Stock, have any preemptive rights to purchase or subscribe for our common stock or any other security.

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Change of Control

Provisions in our certificate of incorporation, as amended, and bylaws, as amended and restated, may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt, which is opposed by management and our board of directors.

Book-Entry Procedures

DTC acts as securities depository for our outstanding common stock and for our Series D Preferred Stock offered hereunder. Title to book-entry interests in the Series D Preferred Stock will pass by book-entry registration of the transfer within the records of DTC in accordance with its procedures. Book-entry interests in the securities may be transferred within DTC in accordance with procedures established for these purposes by DTC. Each person owning a beneficial interest in shares of the Series D Preferred Stock must rely on the procedures of DTC and the participant through which such person owns its interest to exercise its rights as a holder of the Series D Preferred Stock.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, including underwriters, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Direct and Indirect Participants are on file with the SEC.

When you purchase shares of Series D Preferred Stock within the DTC system, the purchase must be by or through a Direct Participant. The Direct Participant will receive a credit for the Series D Preferred Stock on DTC’s records. You will be considered to be the “beneficial owner” of the Series D Preferred Stock. Your beneficial ownership interest will be recorded on the Direct and Indirect Participants’ records, but DTC will have no knowledge of your individual ownership. DTC’s records reflect only the identity of the Direct Participants to whose accounts shares of Series D Preferred Stock are credited.

You will not receive written confirmation from DTC of your purchase. The Direct or Indirect Participants through whom you purchased the Series D Preferred Stock should send you written confirmations providing details of your transactions, as well as periodic statements of your holdings. The Direct and Indirect Participants are responsible for keeping an accurate account of the holdings of their customers like you.

Transfers of ownership interests held through Direct and Indirect Participants will be accomplished by entries on the books of Direct and Indirect Participants acting on behalf of the beneficial owners.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

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We understand that, under DTC’s existing practices, in the event that we request any action of the holders, or an owner of a beneficial interest in a global security, such as you, desires to take any action that a holder is entitled to take under our certificate of incorporation, as amended (including the certificate of designations designating the Series D Preferred Stock), DTC would authorize the Direct Participants holding the relevant shares to take such action, and those Direct Participants and any Indirect Participants would authorize beneficial owners owning through those Direct and Indirect Participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Any redemption notices with respect to the Series D Preferred Stock will be sent to Cede & Co. If less than all of the outstanding shares of Series D Preferred Stock are being redeemed, DTC will reduce each Direct Participant’s holdings of shares of Series D Preferred Stock in accordance with its procedures.

In those instances where a vote is required, neither DTC nor Cede & Co. itself will consent or vote with respect to the shares of Series D Preferred Stock. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants whose accounts the shares of Series D Preferred Stock are credited to on the record date, which are identified in a listing attached to the omnibus proxy.

Dividends on the Series D Preferred Stock will be made directly to DTC’s nominee (or its successor, if applicable). DTC’s practice is to credit participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that payment date.

Payments by Direct and Indirect Participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name.” These payments will be the responsibility of the participant and not of DTC, us or any agent of ours.

DTC may discontinue providing its services as securities depositary with respect to the Series D Preferred Stock at any time by giving reasonable notice to us. Additionally, we may decide to discontinue the book-entry only system of transfers with respect to the Series D Preferred Stock. In that event, we will print and deliver certificates in fully registered form for the Series D Preferred Stock. If DTC notifies us that it is unwilling to continue as securities depositary, or it is unable to continue or ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days after receiving such notice or becoming aware that DTC is no longer so registered, we will issue the Series D Preferred Stock in definitive form, at our expense, upon registration of transfer of, or in exchange for, such global security.

According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Global Clearance and Settlement Procedures

Initial settlement for the Series D Preferred Stock will be made in immediately available funds. Secondary market trading among DTC’s participants will occur in the ordinary way in accordance with DTC’s rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Transfer Agent

The Transfer Agent and Registrar for our Series D Preferred Stock is Computershare Trust Company, N.A., 8742 Lucent Blvd., Suite 225, Highlands Ranch, CO 80129.

Trading Symbol and Market

Our Series D Preferred Stock is listed on NYSE American under the symbol “AULT PRD”.

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SELLING STOCKHOLDER

This prospectus relates to the offer and sale by the Selling Stockholder of up to 1,500,000 shares of our Series D Preferred Stock that may be issued by us to the Selling Stockholder under the Purchase Agreement. For additional information regarding the shares of our Series D Preferred Stock included in this prospectus, see the section titled “Committed Equity Financing” above. We are registering the shares of Series D Preferred Stock included in this prospectus pursuant to the Purchase Agreement, in order to permit the Selling Stockholder to offer the shares included in this prospectus for resale from time to time. Except for the transactions contemplated by the Purchase Agreement and as set forth in this section below, the Selling Stockholder has not had any material relationship with us within the past three years.

The table below presents information regarding the Selling Stockholder and the shares of our Series D Preferred Stock that may be resold by the Selling Stockholder from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholder, and reflects holdings as of July 29, 2024. The number of shares in the column “Maximum Number of Shares of Our Series D Preferred Stock to be Offered Pursuant to this Prospectus” represents all of the shares of our Series D Preferred Stock being offered for resale by the Selling Stockholder under this prospectus. The Selling Stockholder may sell some, all or none of the shares being offered for resale in this offering. We do not know how long the Selling Stockholder will hold the shares before selling them. Except as set forth in the section titled “Plan of Distribution (Conflicts of Interest)” in this prospectus, we are not aware of any existing arrangements between the Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of our Series D Preferred Stock being offered for resale by this prospectus.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of our Series D Preferred Stock with respect to which the Selling Stockholder has sole or shared voting and investment power. The percentage of shares of our Series D Preferred Stock beneficially owned by the Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 323,835 shares of Series D Preferred Stock outstanding on July 29, 2024. Because the purchase price to be paid by the Selling Stockholder for shares of our Series D Preferred Stock, if any, that we may elect to sell to the Selling Stockholder in one or more purchases from time to time under the Purchase Agreement will be determined on the applicable dates for such purchases, the actual number of shares of our Series D Preferred Stock that we may sell to the Selling Stockholder under the Purchase Agreement may be fewer than the number of shares being offered for resale under this prospectus. The fourth column assumes the resale by the Selling Stockholder of all of the shares of our Series D Preferred Stock being offered for resale pursuant to this prospectus.

	Number of Shares of Our Series D Preferred Stock Owned Prior to Offering		Maximum Number of Shares of Our Series D Preferred Stock to be Offered	Number of Shares of Our Series D Preferred Stock Owned After Offering
Name of Selling Stockholder	Number(1)	Percent(2)	Pursuant to this Prospectus	Number	Percent
Orion Equity Partners, LLC(3)	0	*	1,500,000	—	—

___________

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Series D Preferred Stock.

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(1)	In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the Commitment Fee Shares and the shares that the Selling Stockholder may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of the Selling Stockholder’s control, including this registration statement that includes this prospectus becoming and remaining effective. Furthermore, the purchases of our Series D Preferred Stock under the Purchase Agreement are subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any shares of our Series D Preferred Stock to the Selling Stockholder to the extent such shares, when aggregated with all other shares of our Series D Preferred Stock then beneficially owned by the Selling Stockholder, would cause the Selling Stockholder’s beneficial ownership of our Series D Preferred Stock to exceed the Ownership Limitation.

(2)	Applicable percentage ownership is based on 323,835 shares of Series D Preferred Stock outstanding as of July 29, 2024.

(3)	William Coons and John Lowry each have shared voting and dispositive power over the shares. The business address of the Selling Stockholder is 45 Broadway, 19th Floor, New York, NY 10006. An entity under common control with Orion, is expected to act as an executing broker for the sale of the Shares registered hereunder. The receipt by Orion of all the proceeds from sales of Shares to the public results in a “conflict of interest” under FINRA Rule 5121. Accordingly, such sales will be conducted in compliance with FINRA Rule 5121. Pursuant to FINRA Rule 5121, Orion (or its affiliates) will not confirm sales of the Shares to any account over which it exercises discretionary authority without the prior written approval of the customer.

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PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Shares offered by this prospectus are being offered by the Selling Stockholder, Orion. The shares may be sold or distributed from time to time by the Selling Stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our Shares offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our Shares;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the Shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Orion is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Orion has informed us that it intends to, on its own behalf, effectuate all resales, if any, of our Shares that it may acquire from us pursuant to the Purchase Agreement by an affiliate of Orion (an entity under common control with Orion). Orion may also use one or more registered broker-dealers to effectuate resales, if any, of our Shares that it has or may acquire from us pursuant to the Purchase Agreement; however, Orion is under no obligation, and has not expressed any present intent, to do so. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Orion has informed us that any such broker-dealer may receive commissions from Orion and, if so, such commissions will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our Shares offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by the Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our Shares sold by the Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholder can presently estimate the amount of compensation that any agent will receive from any purchasers of Shares sold by the Selling Stockholder.

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We know of no existing arrangements between the Selling Stockholder or any other shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of our Shares offered by this prospectus.

An affiliate of Orion (an entity under common control with Orion) is a FINRA member which will act as an executing broker for the sale of the Shares sold by Orion pursuant to the Purchase Agreement. Because Orion will receive all the net proceeds from sales of Shares made to the public, Orion is deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. In accordance with Rule 5121, the Company and Orion have engaged Ascendiant Capital Markets, LLC, and it has agreed to serve as a Qualified Independent Underwriter for future purchases made under the Purchase Agreement, where required. In exchange for its services as a Qualified Independent Underwriter, Ascendiant Capital Markets, LLC shall receive a cash fee equal to approximately 11.12% of the discount received by Orion for each such purchase. In addition, we have agreed to reimburse Ascendiant Capital Markets, LLC up to $20,000 for the fees and disbursements of its counsel. In accordance with FINRA Rule 5121, Orion (or its affiliates) will not confirm any sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by the Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by the Selling Stockholder, any compensation paid by the Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

As cash compensation, Orion will purchase these shares at a discount consisting of 91% of the arithmetic seven-day average of the closing prices of the Series D Preferred Stock during the seven (7) consecutive trading days ending on the trading day immediately preceding such date of the Advance Notice. We have also agreed to issue to the Selling Stockholder, as a commitment fee, the Commitment Fee Shares, which is a number of shares of Series D Preferred Stock having an aggregate dollar value equal to $500,000. Within one business day of the effectiveness of this registration statement, we will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of Series D Preferred Stock having an aggregate dollar value equal to $100,000 based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the five trading days immediately preceding the effectiveness of this registration statement. We will deliver irrevocable instructions to our transfer agent to electronically transfer to the Selling Stockholder that number of shares of Series D Preferred Stock having an aggregate dollar value equal to $400,000 based on the Series D Preferred Stock price as follows: (i) $100,000 worth of the Commitment Fee Shares on the two month anniversary of the Initial Issuance based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the seven trading days immediately preceding the two month anniversary, (ii) $100,000 worth of the Commitment Fee Shares on the four month anniversary of the Initial Issuance based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the seven trading days immediately preceding the four month anniversary, (iii) $100,000 worth of the Commitment Fee Shares on the six month anniversary of the Initial Issuance based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the seven trading days immediately preceding the six month anniversary, and (iv) $100,000 worth of the Commitment Fee Shares on the eight month anniversary of the Initial Issuance based on the Series D Preferred Stock price equal to the simple average of the closing prices of the Series D Preferred Stock during the seven trading days immediately preceding the eight month anniversary. The Commitment Fee Shares are covered by this registration statement, of which this prospectus forms a part.

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In addition, we have agreed to reimburse Orion up to $75,000 for the fees and disbursements of counsel in connection with the initial transactions contemplated by the Purchase Agreement.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our Shares covered by this prospectus by the Selling Stockholder. We estimate that the total expenses for the offering will be $75,161.38.

In accordance with Rule 5121, the Company and Orion have engaged Ascendiant Capital Markets, LLC and it has agreed to serve as a Qualified Independent Underwriter for future purchases made under the Purchase Agreement, where required. In exchange for its services as a Qualified Independent Underwriter, Ascendiant Capital Markets, LLC shall receive a cash fee equal to approximately 11.12% of the discount received by Orion for each such purchase and therefore, the total underwriting compensation to be received in connection with sales of Shares by Orion to the public, as determined under FINRA Rule 5110, will not exceed approximately 10.4% of the maximum $25 million in aggregate gross purchase price of Shares to be sold to the public.

We also have agreed to indemnify Orion and certain other persons against certain liabilities in connection with the offering of our Shares offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Orion has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Orion specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Orion has represented to us that at no time prior to the date of the Purchase Agreement has Orion, or any entity managed or controlled by Orion engaged in or effected, directly or indirectly, for its own principal account, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our Shares or any hedging transaction that establishes a net short position with respect to our Shares. Orion has agreed that during the term of the Purchase Agreement, none of Orion, nor any entity managed or controlled by Orion will enter into or effect, directly or indirectly, any of the foregoing transactions for its own principal account or for the principal account of any other such entity.

We have advised the Selling Stockholder that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all Shares offered by this prospectus have been sold by the Selling Stockholder.

Our Shares are currently listed on the Nasdaq Capital Market under the symbol “AULT PRD”.

Orion and/or one or more of its affiliates has provided and/or from time to time in the future may provide various investment banking and other financial services for us and/or one or more of our affiliates that are unrelated to the transactions contemplated by the Purchase Agreement and the offering of shares for resale by Orion to which this prospectus relates, for which investment banking and other financial services they have received and may continue to receive customary fees, commissions and other compensation from us, aside from any discounts, fees and other compensation that Orion has received and may receive in connection with the transactions contemplated by the Purchase Agreement, including discounts to current market prices of our Shares reflected in the purchase prices payable by it for Shares that we may require it to purchase from us from time to time under the Purchase Agreement.

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LEGAL MATTERS

Olshan Frome Wolosky LLP, New York, New York, will pass upon the validity of the securities offered hereby as our counsel.

EXPERTS

The consolidated balance sheets of Ault Alliance, Inc. (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, included in the 2023 Annual Report on Form 10-K, and related notes, have been audited by Marcum, LLP, an independent registered public accounting firm, as set forth in their report thereon, which includes an explanatory paragraph about the Company’s ability to continue as a going concern, which is incorporated herein by reference, are based in part on the report of Ziv Haft, independent registered public accounting firm. Such consolidated financial statements have been incorporated by reference in reliance upon the reports pertaining to such consolidated financial statements of such firms given upon their authority as experts in auditing and accounting.

The report of Ziv Haft on the financial statements of ENERTEC SYSTEMS 2001 LTD, as of December 31, 2023 and 2022, and for each of the two years in the period ended December 31, 2023, not included herein, incorporated by reference in this prospectus and in the registration statement have been so incorporated in reliance on the report of Ziv Haft, a member firm of BDO, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the sale of all of the securities that are part of this offering. The documents we are incorporating by reference are as follows:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on April 16, 2024;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 20, 2024;

•	Our Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 8, 2024;

•	Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 12, 2024 (Items 5.03 and 5.07 only), March 8, 2024, March 12, 2024, March 19, 2024, an amendment to the Current Report on Form 8-K originally filed with the SEC on November 7, 2023 that was filed with the SEC on March 26, 2024, April 4, 2024, April 16, 2024, April 17, 2024, April 18, 2024 (Items 1.01 and 3.02 only), April 30, 2024, May 16, 2024, June 5, 2024, June 21, 2024, June 28, 2024 and July 19, 2024; and

•	The description of our common stock contained in our Annual Report on Form 10-K as Exhibit 4.27 that was filed with the SEC on April 16, 2024.

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All documents filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this registration statement and prior to termination of this offering shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents, provided, however, that the registrant is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference in this prospectus may be obtained from us without charge and will be provided to each person, including any beneficial owner, to whom a prospectus is delivered. You may obtain a copy of the documents at no cost by submitting an oral or written request to:

Ault Alliance, Inc.

11411 Southern Highlands Parkway, Suite 240

Las Vegas, Nevada 89141

Attention: Investor Relations

(949) 444-5464

Additional information about us is available at our web site located at www.ault.com. Information contained in our web site is not a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our Series D Preferred Stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to the Company we refer you to the registration statement, including the exhibits filed as a part of the registration statement.

Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement is this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act. In accordance with the Exchange Act, we file periodic reports, proxy and information statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also find documents we filed on our website at www.ault.com. Information contained in or accessible through our website does not constitute a part of this prospectus.

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PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses payable by the registrant in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates, except for the SEC registration fee:

Amount to be paid
SEC registration fee	$5,911.38
FINRA fee	4,250
Accounting fees and expenses	25,000
Legal fees and expenses	35,000
Printing and miscellaneous expenses	5,000
Total	$75,161.38

Item 14.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending, or completed legal action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee, or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law, except that no indemnification will be provided to a director, officer, employee, or agent if the indemnification sought is in connection with a proceeding initiated by such person without the authorization of our board of directors. The bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The bylaws also permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification of any such liability.

II-1

In accordance with Section 102(b)(7) of the DGCL, our certificate of incorporation provides that directors shall not be personally liable for monetary damages for breaches of their fiduciary duty as directors except for (i) breaches of their duty of loyalty to us or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law, (iii) certain transactions under Section 174 of the DGCL (unlawful payment of dividends or unlawful stock purchases or redemptions), or (iv) transactions from which a director derives an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages or actions involving a breach of their fiduciary duty of care, including any actions involving gross negligence.

In addition, we have entered into indemnification agreements with our directors and officers that require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service, so long as the indemnitee acted in good faith and in a manner the indemnitee reasonably believed to be in or not opposed to the best interests of the registrant, and, with respect to any criminal action or proceeding, the indemnitee had no reasonable cause to believe his or her conduct was unlawful. We also maintain director and officer liability insurance to insure our directors and officers against the cost of defense, settlement or payment of a judgment under specified circumstances.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.	Recent Sales of Unregistered Securities

On December 30, 2021, the Company entered into a Securities Purchase Agreement with certain sophisticated investors providing for the issuance of (i) Secured Promissory Notes with an aggregate principal face amount of approximately $66,000,000; (ii) five-year warrants to purchase an aggregate of 1,879.38 shares of our common stock at an exercise price of $18,750 per share, subject to adjustment; and (iii) five-year warrants to purchase an aggregate of 259 shares of our common stock at an exercise price of $18,750 per share, subject to adjustment. The notes, warrants and underlying shares of common stock were offered and sold to the investors in reliance upon an exemption from the registration requirements under Section 4(a)(2) of the Securities Act.

On November 7, 2022, the Company, along with its wholly owned subsidiaries Sentinum (f/k/a BitNile, Inc.), Third Avenue, ACS and Ault Aviation (collectively, the Company, Sentinum, Third Avenue, ACS and Ault Aviation, the “2022 Borrowers”) entered into a Loan and Guarantee Agreement with JGB Capital, LP, JGB Partners, LP and JGB (Cayman) Buckeye Ltd. (collectively, the “2022 Investors”) pursuant to which the 2022 Borrowers borrowed $18,888,889 and issued secured promissory notes to the 2022 Investors in the aggregate amount of $18,888,889. The Company also issued to the 2022 Investors (i) four-year warrants to purchase an aggregate of 604.44 shares of our common stock at an exercise price of $3,375 per share, subject to adjustment; and (ii) four-year warrants to purchase an aggregate of 604.44 shares of our common stock at an exercise price of $5,625 per share, subject to adjustment. The warrants and underlying shares of common stock were offered and sold to the 2022 Investors in reliance upon an exemption from the registration requirements under Section 4(a)(2) of the Securities Act.

On December 16, 2022, the Company entered into a Securities Purchase Agreement with certain accredited investors providing for the issuance of secured promissory notes with an aggregate principal face amount of $17,511,370.10. In addition, the Company agreed to issue 1,547 shares of our common stock to the accredited investor in exchange for the cancellation of all outstanding warrants previously issued to the accredited investor, which warrants were exercisable for 1,547 shares of our common stock. The shares of common stock were issued in reliance upon an exemption from the registration requirements under Sections 3(a)(9) and 4(a)(2) of the Securities Act.

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On March 28, 2023, the Company entered into a Securities Purchase Agreement with certain institutional investors, pursuant to which the Company agreed to issue and sell, in a private placement an aggregate of 100,000 shares of our preferred stock, with each such share having a stated value of $100.00 and consisting of (i) 83,000 shares of Series E Convertible Preferred Stock, (ii) 1,000 shares of Series F Convertible Preferred Stock and (iii) 16,000 shares of Series G Convertible Preferred Stock (collectively, the “Preferred Shares”). The purchase price of the Series E Convertible Preferred Stock and the Series F Convertible Preferred Stock was paid for by the investors’ canceling outstanding secured promissory notes in the principal amount of $8.4 million, whereas the purchase price of the shares of Series G Convertible Preferred Stock consisted of accrued but unpaid interest on these notes, as well as for other good and valuable consideration. The preferred stock sold in this private placement was convertible into shares of our common stock at the option of the holders equal to 85% of the closing sale price of our common stock on the trading day prior to the date of conversion, subject to a floor price of $0.10, and, in certain circumstances, convertible into shares of our common stock by the Company. The shares of preferred stock issued and sold in this private placement were issued in reliance upon an exemption from the securities registration afforded by Section 4(a)(2) of the Securities Act.

On July 28, 2023, but effective as of August 3, 2023, the Company and certain institutional investors entered into an Exchange Agreement, pursuant to which such investors exchanged all of their Preferred Shares as well as their demand notes issued to such investors by the Company on or about May 20, 2023, with each demand note having a principal amount of approximately $888,000 for two new 10% Secured OID Promissory Notes, each with a principal face amount of $5,272,416 as of July 28, 2023 for an aggregate of amount owed of $10,544,832. The Preferred Shares were exchanged in reliance upon an exemption from the securities registration afforded by Sections 3(a)(9) and 4(a)(2) of the Securities Act.

On October 13, 2023, the Company entered into a Note Purchase Agreement with Ault & Company, pursuant to which the Company sold to Ault & Company a senior secured convertible promissory note in the principal face amount of $17,519,832 and warrants to purchase 1,907,439 shares of our common stock at an exercise price of $4.5925, subject to adjustment, for a total purchase price of up to $17,519,832. The purchase price was comprised of the following: (i) cancellation of $4,625,000 of cash loaned by Ault & Company to the Company since June 8, 2023 pursuant to a short-term loan agreement; (ii) cancellation of $11,644,832 of term loans made by the Company to Ault & Company in exchange for Ault & Company assuming liability for the payment of $11,644,832 of secured notes; and (iii) the retirement of $1,250,000 stated value of 125,000 shares of our Series B Convertible Preferred Stock (representing all shares issued and outstanding of that series) transferred from Ault & Company to the Company. The notes, warrants and underlying shares of common stock were offered and sold to the investors in reliance upon an exemption from the registration requirements under Section 4(a)(2) of the Securities Act.

On December 14, 2023, the Company, pursuant to a Securities Purchase Agreement entered into with Ault & Company on November 6, 2023, sold, in three separate closings that occurred on December 14, 2023, an aggregate of 41,500 shares of Series C Convertible Preferred Stock and warrants to purchase 12,269,031 shares of our common stock to Ault & Company at an exercise price of $3.3825, for a total purchase price of $41.5 million. The Series C Convertible Preferred Stock and warrants were offered and sold in reliance upon an exemption from the registration requirements under Section 4(a)(2) under the Securities Act.

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On each of March 7, 2024 and March 8, 2024, the Company, pursuant to a Securities Purchase Agreement entered into with Ault & Company on November 6, 2023, sold 500 shares of Series C Convertible Preferred Stock and warrants to purchase 147,820 shares of our common stock to Ault & Company, for a purchase price of $500,000. The Series C Convertible Preferred Stock and warrants were offered and sold in reliance upon an exemption from the registration requirements under Section 4(a)(2) under the Securities Act.

On each of March 18, 2024 and March 19, 2024, the Company, pursuant to a Securities Purchase Agreement entered into with Ault & Company on November 6, 2023, sold 500 shares of Series C Convertible Preferred Stock and warrants to purchase 147,820 shares of our common stock to Ault & Company, for a purchase price of $500,000. The Series C Convertible Preferred Stock and warrants were offered and sold in reliance upon an exemption from the registration requirements under Section 4(a)(2) under the Securities Act.

On April 17, 2024, the Company, pursuant to a Securities Purchase Agreement entered into with Ault & Company on November 6, 2023, sold 500 shares of Series C Convertible Preferred Stock and warrants to purchase 147,820 shares of our common stock to Ault & Company, for a purchase price of $500,000. The Series C Convertible Preferred Stock and warrants were offered and sold in reliance upon an exemption from the registration requirements under Section 4(a)(2) under the Securities Act.

Item 16.	Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Description
2.1	Agreement and Plan of Merger dated January 7, 2021. Incorporated by reference to the Current Report on Form 8-K filed on January 19, 2021 as Exhibit 3.1 thereto.

2.2	Agreement and Plan of Merger dated December 1, 2021. Incorporated by reference to the Current Report on Form 8-K filed on December 13, 2021 as Exhibit 2.1 thereto.

2.3	Agreement and Plan of Merger dated December 20, 2022. Incorporated by reference to the Current Report on Form 8-K filed on December 21, 2022 as Exhibit 2.1 thereto.

3.1	Certificate of Incorporation, dated September 22, 2017. Incorporated herein by reference to the Current Report on Form 8-K filed on December 29, 2017 as Exhibit 3.1 thereto.

3.2	Certificate of Designations of Rights and Preferences of 10% Series A Cumulative Redeemable Perpetual Preferred Stock, dated September 13, 2018. Incorporated herein by reference to the Current Report on Form 8-K filed on September 14, 2018 as Exhibit 3.1 thereto.

3.3	Certificate of Amendment to Certificate of Incorporation, dated January 2, 2019. Incorporated by reference to the Current Report on Form 8-K filed on January 3, 2019 as Exhibit 3.1 thereto.

3.4	Certificate of Amendment to Certificate of Incorporation (1-for-20 Reverse Stock Split of Common Stock), dated March 14, 2019. Incorporated herein by reference to the Current Report on Form 8-K filed on March 14, 2019 as Exhibit 3.1 thereto.

3.5	Certificate of Ownership and Merger. Incorporated by reference to the Current Report on Form 8-K filed on January 19, 2021 as Exhibit 2.1 thereto.

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3.6	Certificate of Ownership and Merger, as filed with the Secretary of State of the State of Delaware on December 1, 2021. Incorporated by reference to the Current Report on Form 8-K filed on December 13, 2021 as Exhibit 3.1 thereto.

3.7	Certificate of Designation, Preferences and Rights relating to the 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, dated May 25, 2022. Incorporated by reference to the Registration Statement on Form 8-A filed on May 26, 2022 as Exhibit 3.6 thereto.

3.8	Certificate of Increase of the Designated Number of Shares of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, dated June 10, 2022. Incorporated by reference to the Current Report on Form 8-K filed on June 14, 2022 as Exhibit 3.1 thereto.

3.9	Certificate of Correction to the Certificate of Designation, Rights and Preferences of 13.00% Series D Cumulative Redeemable Perpetual Preferred Stock, dated June 16, 2022. Incorporated by reference to the Current Report on Form 8-K filed on June 17, 2022 as Exhibit 3.1 thereto.

3.10	Certificate of Amendment to Certificate of Incorporation (1-for-300 Reverse Stock Split of Common Stock), dated May 15, 2023. Incorporated herein by reference to the Current Report on Form 8-K filed on May 16, 2023 as Exhibit 3.1 thereto.

3.11	Certificate of Elimination of the Series E convertible redeemable preferred stock of Ault Alliance, Inc. Incorporated herein by reference to the Current Report on Form 8-K filed on August 18, 2023 as Exhibit 3.1 thereto.

3.12	Certificate of Elimination of the Series F convertible redeemable preferred stock of Ault Alliance, Inc. Incorporated herein by reference to the Current Report on Form 8-K filed on August 18, 2023 as Exhibit 3.2 thereto.

3.13	Certificate of Elimination of the Series G convertible redeemable preferred stock of Ault Alliance, Inc. Incorporated herein by reference to the Current Report on Form 8-K filed on August 18, 2023 as Exhibit 3.3 thereto.

3.14	Certificate of Designation of Preferences, Rights and Limitations of Series C Cumulative Preferred Stock, dated November 15, 2023. Incorporated herein by reference to the Current Report on Form 8-K filed on November 21, 2023 as Exhibit 3.1 thereto.

3.15	Certificate of Elimination of the Series B convertible redeemable preferred stock of Ault Alliance, Inc. Incorporated herein by reference to the Current Report on Form 8-K filed on December 12, 2023 as Exhibit 3.1 thereto.

3.16	Certificate of Amendment to Certificate of Incorporation filed with the Delaware Secretary of State on January 12, 2024. Incorporated by reference to the Current Report on Form 8-K filed on January 12, 2024 as Exhibit 3.2 thereto.

3.17	Second Amended and Restated Bylaws, effective as of January 11, 2024. Incorporated by reference to the Current Report on Form 8-K filed on January 12, 2024 as Exhibit 3.1 thereto.

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3.18	Certificate of Increase to Certificate Designations of Preferences, Rights and Limitations of Series C Convertible Preferred Stock. Incorporated herein by reference to the Current Report on Form 8-K filed on April 4, 2024 as Exhibit 3.1 thereto.

4.1	Form of Warrant, dated as of May 28, 2020. Incorporated by reference to the Current Report on Form 8-K filed on May 29, 2020 as Exhibit 4.3 thereto.

4.2	Form of Warrant, dated June 26, 2020. Incorporated by reference to the Current Report on Form 8-K filed on June 29, 2020 as Exhibit 4.2 thereto.

4.3	Form of Warrant. Incorporated by reference to the Current Report on Form 8-K filed on July 17, 2020 as Exhibit 4.2 thereto.

4.4	Form of Warrant, dated October 22, 2020. Incorporated by reference to the Current Report on Form 8-K filed on October 23, 2020 as Exhibit 4.2 thereto.

4.5	Form of Warrant dated October 27, 2020. Incorporated by reference to the Current Report on Form 8-K filed on October 27, 2020 as Exhibit 4.3 thereto.

4.6	Form of Warrant dated October 27, 2020. Incorporated by reference to the Current Report on Form 8-K filed on October 27, 2020 as Exhibit 4.4 thereto.

4.7	Form of Warrant issued to Esousa Holdings, LLC, dated November 19, 2020. Incorporated by reference to the Current Report on Form 8-K filed on November 20, 2020 as Exhibit 4.3 thereto.

4.8	Form of Senior Indenture between BitNile Holdings, Inc. and the Trustee. Incorporated by reference to the Registration Statement on Form S-3 filed on October 29, 2021 as Exhibit 4.1 thereto.

4.9	Form of Subordinated Indenture between BitNile Holdings, Inc. and the Trustee. Incorporated by reference to the Registration Statement on Form S-3 filed on October 29, 2021 as Exhibit 4.2 thereto.

4.10	Form of Class A Warrant, dated December 29, 2021. Incorporated by reference to the Current Report on Form 8-K filed on January 3, 2022 as Exhibit 4.2 thereto.

4.11	Form of Class B Warrant, dated December 29, 2021. Incorporated by reference to the Current Report on Form 8-K filed on January 3, 2022 as Exhibit 4.3 thereto.

4.12	Form of Note. Incorporated by reference to the Current Report on Form 8-K filed on August 11, 2022 as Exhibit 4.1 thereto.

4.13	Form of Class A Warrant. Incorporated by reference to the Current Report on Form 8-K filed on November 8, 2022 as Exhibit 4.1 thereto.

4.14	Form of Class B Warrant. Incorporated by reference to the Current Report on Form 8-K filed on November 8, 2022 as Exhibit 4.2 thereto.

4.15	Form of Note. Incorporated by reference to the Current Report on Form 8-K filed on December 19, 2022 as Exhibit 4.1 thereto.

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4.16	Form of amendment #1 to senior secured promissory note. Incorporated by reference to the Quarterly Report on Form 10-Q filed on May 22, 2023 as Exhibit 10.7 thereto.

4.17	Form of 7.00% Senior Note due 2024. Incorporated by reference to the Current Report on Form 8-K filed on September 1, 2023 as Exhibit 4.1 thereto.

4.18	Form of 8.50% Senior Note due 2026. Incorporated by reference to the Current Report on Form 8-K filed on September 1, 2023 as Exhibit 4.2 thereto.

4.19	Form of 10.50% Senior Note due 2028. Incorporated by reference to the Current Report on Form 8-K filed on September 1, 2023 as Exhibit 4.3 thereto.

4.20	Form of Note. Incorporated by reference to the Current Report on Form 8-K filed on September 28, 2023 as Exhibit 4.1 thereto.

4.21	Form of Warrant issued October 13, 2023. Incorporated by reference to the Current Report on Form 8-K filed on October 16, 2023 as Exhibit 4.2 thereto.

4.22	Form of Warrant. Incorporated by reference to the Current Report on Form 8-K filed on November 7, 2023 as Exhibit 10.2 thereto.

4.23	Securities Purchase Agreement, dated as of November 14, 2023, by and between Ault Alliance, Inc. and RiskOn International, Inc. Incorporated by reference to the Current Report on Form 8-K filed on November 15, 2023 as Exhibit 10.1 thereto.

4.24	Form of Certificate of Designations of Rights, Preferences and Limitations of Series D Convertible Preferred Stock of RiskOn International, Inc. Incorporated by reference to the Current Report on Form 8-K filed on November 15, 2023 as Exhibit 10.2 thereto.

4.25	Note Purchase Agreement, dated March 11, 2024, by and among the Company and the Investors. Incorporated by reference to the Current Report on Form 8-K filed on March 12, 2024 as Exhibit 10.1 thereto.

4.26	Form of Note. Incorporated by reference to the Current Report on Form 8-K filed on March 12, 2024 as Exhibit 4.1 thereto.

4.27	Form of Term Note. Incorporated by reference to the Current Report on Form 8-K filed on April 30, 2024 as Exhibit 4.1 thereto.

4.28	Form of Note. Incorporated by reference to the Current Report on Form 8-K filed on July 19, 2024 as Exhibit 4.1 thereto.

4.29	Note Purchase Agreement, dated July 18, 2024, by and among the Company and Esousa Group Holdings, LLC. Incorporated by reference to the Current Report on Form 8-K filed on July 19, 2024 as Exhibit 10.1 thereto.

5.1*	Opinion of Olshan Frome Wolosky LLP, as to the legality of the shares being offered.

10.1	Loan and Security Agreement between the Company and Avalanche International Corp., dated August 21, 2017. Incorporated by reference to the Current Report on Form 8-K filed on September 7, 2017 as Exhibit 10.1 thereto.

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10.2	Amendment to MTIX Limited Purchase Order Number 2121. Incorporated by reference to the Current Report on Form 8-K filed on February 25, 2020 as Exhibit 10.2 thereto.

10.3+	2021 Stock Incentive Plan. Incorporated by reference to the Company’s Definitive Proxy Statement on Form DEF 14A filed on July 6, 2021 as Appendix B thereto.

10.4+	2021 Employee Stock Purchase Plan. Incorporated by reference to the Company’s Definitive Proxy Statement on Form DEF 14A filed on July 6, 2021 as Appendix C thereto.

10.5+	Form of Stock Option Grants. Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on August 26, 2021 as Exhibit 99.3 thereto.

10.6+	Form of Restricted Stock Unit Grants. Incorporated by reference to the Company’s Registration Statement on Form S-8 filed on August 26, 2021 as Exhibit 99.4 thereto.

10.7	Form of Construction Loan Agreement. Incorporated by reference to the Current Report on Form 8-K filed on December 23, 2021 as Exhibit 10.1 thereto.

10.8	Form of Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing. Incorporated by reference to the Current Report on Form 8-K filed on December 23, 2021 as Exhibit 10.2 thereto.

10.9	Form of Assignment of Leases, Rents and Profits. Incorporated by reference to the Current Report on Form 8-K filed on December 23, 2021 as Exhibit 10.3 thereto.

10.10	Form of Guaranty. Incorporated by reference to the Current Report on Form 8-K filed on December 23, 2021 as Exhibit 10.4 thereto.

10.11+	2022 Stock Incentive Plan. Incorporated by reference to the Company’s Definitive Proxy Statement on Form DEF 14A filed on September 23, 2022 as Annex B thereto.

10.12	Form of Securities Purchase Agreement. Incorporated by reference to the Current Report on Form 8-K filed on December 19, 2022 as Exhibit 10.1 thereto.

10.13	Form of Guaranty. Incorporated by reference to the Current Report on Form 8-K filed on December 19, 2022 as Exhibit 10.3 thereto.

10.14	Form of Amended and Restated Amendment to Securities Purchase Agreement. Incorporated by reference to the Current Report on Form 8-K filed on January 3, 2023 as Exhibit 10.4 thereto.

10.15	Form of Share Exchange Agreement, entered into February 8, 2023. Incorporated by reference to the Current Report on Form 8-K filed on February 10, 2023 as Exhibit 10.1 thereto.

10.16	Form of Series B Preferred Stock Certificate of Designations. Incorporated by reference to the Current Report on Form 8-K filed on February 10, 2023 as Exhibit 10.2 thereto.

10.17	Form of Series C Preferred Stock Certificate of Designations. Incorporated by reference to the Current Report on Form 8-K filed on February 10, 2023 as Exhibit 10.3 thereto.

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10.18	Form of Ault Alliance, Inc. Investor Agreement relating to 7.00% Senior Notes due 2024, 8.50% Senior Notes due 2026 and 10.50% Senior Notes due 2028. Incorporated by reference to the Current Report on Form 8-K filed on September 1, 2023 as Exhibit 10.1 thereto.

10.19	Securities Exchange Agreement, dated September 27, 2023, by and between the Company and the Investor. Incorporated by reference to the Current Report on Form 8-K filed on September 28, 2023 as Exhibit 10.1 thereto.

10.20	Securities Purchase Agreement, dated November 6, 2023, by and between Ault Alliance, Inc. and Ault & Company, Inc. Incorporated by reference to the Current Report on Form 8-K filed on November 7, 2023 as Exhibit 10.1 thereto.

10.21	Form of Loan and Guaranty Agreement, dated December 14, 2023. Incorporated by reference to the Current Report on Form 8-K filed on December 15, 2023 as Exhibit 10.1 thereto.

10.22	Form of Security Agreement. Incorporated by reference to the Current Report on Form 8-K filed on December 15, 2023 as Exhibit 10.2 thereto.

10.23	Form of Security Agreement. Incorporated by reference to the Current Report on Form 8-K filed on December 15, 2023 as Exhibit 10.3 thereto.

10.24	Form of Florida Mortgage. Incorporated by reference to the Current Report on Form 8-K filed on December 15, 2023 as Exhibit 10.4 thereto.

10.25	Form of Michigan Mortgage. Incorporated by reference to the Current Report on Form 8-K filed on December 15, 2023 as Exhibit 10.5 thereto.

10.26	Form of Aircraft Mortgage. Incorporated by reference to the Current Report on Form 8-K filed on December 15, 2023 as Exhibit 10.6 thereto.

10.27	Amendment to the Securities Purchase Agreement, Certificate of Designation and Series C Warrants, dated March 25, 2024. Incorporated by reference to the Current Report on Form 8-K filed on March 26, 2024 as Exhibit 10.3 thereto.

10.28	Luxor Mining Pool Service Level Agreement, dated March 28, 2023, by and between Bitnile Inc. (n/k/a Sentinum Inc.) and Luxor Technology Corporation. Incorporated by reference to the Annual Report on Form 10-K filed on April 16, 2024 as Exhibit 10.28 thereto.

10.29	Master Services Agreement, dated March 23, 2023, by and between Bitnile, Inc. (n/k/a Sentinum Inc.) and Core Scientific, Inc. Incorporated by reference to the Annual Report on Form 10-K filed April 16, 2024 as Exhibit 10.29 thereto.

10.30	Amendment to the Loan and Guaranty Agreement, dated April 15, 2024. Incorporated by reference to the Current Report on Form 8-K filed on April 16, 2024 as Exhibit 10.1 thereto.

10.31	Form of Guaranty. Incorporated by reference to the Current Report on Form 8-K filed on April 30, 2024 as Exhibit 10.1 thereto.

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10.32	Form of Second Amendment to Loan and Guaranty Agreement, dated May 15, 2024. Incorporated by reference to the Current Report on Form 8-K filed on May 16, 2024 as Exhibit 10.1 thereto.

10.33	Form of Loan Agreement. Incorporated by reference to the Current Report on Form 8-K filed on June 5, 2024 as Exhibit 10.1 thereto.

10.34	Form of Guaranty. Incorporated by reference to the Current Report on Form 8-K filed on June 5, 2024 as Exhibit 10.2 thereto.

10.35	Purchase Agreement, dated June 20, 2024, by and between Ault Alliance, Inc. and Orion Equity Partners, LLC. Incorporated by reference to the Current Report on Form 8-K filed on June 21, 2024 as Exhibit 10.1 thereto.

21.1*	List of Subsidiaries.

23.1*	Consent of Marcum LLP.

23.2*	Consent of Ziv Haft, BDO member firm.

23.3*	Consent of Olshan Frome Wolosky LLP (included in its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on signature page of the Registration Statement).

107*	Calculation of Filing Fee Table.

____________________________

*	Filed herewith.

+	Indicates a management contract or compensatory plan or arrangement.

Item 17.	Undertakings

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” filed as an exhibit to the effective registration statement; and

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iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

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iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)	That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred` or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(b)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

II-12

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Las Vegas, Nevada, on July 30, 2024.

AULT ALLIANCE, INC.

By:	/s/ William B. Horne
William B. Horne
Chief Executive Officer (principal executive officer)

By:	/s/ Kenneth S. Cragun
Kenneth S. Cragun
Chief Financial Officer (principal financial and accounting officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Milton C. Ault III, William B. Horne and Henry Nisser as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign one or more registration statements on Form S-1 and any and all amendments and supplements to such registration statements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Milton C. Ault III	Chairman of the Board	July 30, 2024
Milton C. Ault III

/s/ William B. Horne	Chief Executive Officer and Director (principal	July 30, 2024
William B. Horne	executive officer)

/s/ Henry Nisser	President, General Counsel and Director	July 30, 2024
Henry Nisser

/s/ Kenneth S. Cragun	Chief Financial Officer (principal financial and	July 30, 2024
Kenneth S. Cragun	accounting officer)

/s/ Robert O. Smith	Director	July 30, 2024
Robert O. Smith

/s/ Mordechai Rosenberg	Director	July 30, 2024
Mordechai Rosenberg

/s/ Jeffrey A. Bentz	Director	July 30, 2024
Jeffrey A. Bentz